Exhibit 10.1

______________________________________________________

SEPARATION AGREEMENT

by and between

MEADWESTVACO CORPORATION,

and

MONACO SPINCO INC.

dated as of

November 17, 2011

______________________________________________________

TABLE OF CONTENTS

Page

ARTICLE I THE SPINCO REORGANIZATION

ARTICLE II CLOSING OF THE SPINCO REORGANIZATION; POST-CLOSING WORKING CAPITAL ADJUSTMENT

ARTICLE III THE DISTRIBUTION

- i -

ARTICLE IV MUTUAL RELEASES; INDEMNIFICATION

ARTICLE V ADDITIONAL AGREEMENTS

ARTICLE VI MISCELLANEOUS

- ii -

ARTICLE VII DEFINITIONS

SCHEDULES

Schedule 1.1	-	Plan of Reorganization
Schedule 1.4(a)(ii)	-	Schedule of Spinco Facilities
Schedule 1.4(a)(iii)	-	Schedule of Spinco Entity Interests
Schedule 1.4(a)(iv)	-	Schedule of Spinco Shared Contracts
Schedule 1.4(a)(v)	-	Schedule of Spinco Governmental Approvals
Schedule 1.4(a)(vi)	-	Schedule of Registrable IP
Schedule 1.4(a)(xiii)	-	Schedule of Actions
Schedule 1.4(a)(xiv)	-	Schedule of Tangible Personal Property
Schedule 1.4(b)(i)	-	Schedule of Excluded Assets
Schedule 1.4(b)(ii)	-	Schedule of Excluded IP Assets
Schedule 1.5(a)(i)	-	Schedule of Spinco Liabilities
Schedule 1.6(b)(i)	-	Schedule of Intercompany Agreements Not To be Terminated
Schedule 1.6(c)	-	Plan for Intercompany Accounts
Schedule 1.7	-	Schedule of Consents or Governmental Approvals
Schedule 1.10(a)	-	Certain Real Estate Leases
Schedule 2.4(a)(vi)	-	Schedule of Resigning Officers and Directors of the Spinco Group
Schedule 2.4(b)(iii)	-	Schedule of Resigning Officers and Directors of the Parent Group
Schedule 2.7(a)	-	Accounting Exhibit
Schedule 2.7	-	Working Capital

EXHIBITS

Exhibit A	-	Form of Tax Matters Agreement
Exhibit B	-	Form of Transition Services Agreement
Exhibit C	-	Form of Employee Benefits Agreement

- iii -

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is dated as of November 17, 2011, by and between MEADWESTVACO CORPORATION, a Delaware corporation (“Parent”) and Monaco SpinCo Inc., a Delaware corporation and currently a wholly owned Subsidiary of Parent.  Capitalized terms used in this Agreement and not otherwise defined have the meanings ascribed to such terms in Article VII.

RECITALS

1.          Parent is engaged, directly and indirectly, in the C&OP Business;

2.          The Board of Directors of Parent has determined that it would be in the best interests of Parent and its stockholders to separate the C&OP Business from the other businesses of Parent;

3.          Parent has caused Spinco, which currently conducts no business operations and has no assets or liabilities other than in connection with its formation, to be formed in order to facilitate such separation;

4.          Parent currently owns all of the issued and outstanding shares of common stock, par value $0.001 per share, of Spinco (the “Spinco Common Stock”);

5.          Parent and Spinco have each determined that it would be appropriate and desirable for Parent and certain of its Subsidiaries to contribute and transfer to Spinco, and for Spinco to receive and assume, directly or indirectly, certain Assets and Liabilities of the C&OP Business in exchange for (a) Parent’s receipt of shares of Spinco Common Stock issued pursuant to the Spinco Stock Issuance, and (b) the distribution of the Special Dividend, as further described herein and in the Merger Agreement;

6.          Parent and Spinco contemplate that, concurrently with or immediately following the Spinco Reorganization as further described herein, Spinco will enter into the Debt Financing Agreements with respect to the Spinco Commitment Letter and Related Letters as further described herein and in the Merger Agreement (the Spinco Financing, and the entry into the Debt Financing Agreements, together with the Spinco Stock Issuance and the Special Dividend, the “Recapitalization”);

7.          Parent and Spinco contemplate that, following the Spinco Reorganization and Recapitalization, Parent will distribute all of the shares of Spinco Common Stock to Parent stockholders without consideration on a pro rata basis (the “Distribution”);

8.          For U.S. federal income tax purposes, the Spinco Reorganization and the Distribution, taken together, are intended to qualify as a reorganization under Section 368(a)(1)(D) of the Code;

9.          Parent intends to request a private letter ruling from the U.S. Internal Revenue Service substantially to the effect that, among other things, (i) the Spinco Reorganization and the Distribution, taken together, will qualify as a reorganization under Section 368(a)(1)(D) of the

Code, and (ii) Parent will not recognize gain or loss for U.S. federal income Tax purposes in connection with the receipt of the Spinco Distribution Debt or the consummation of the Debt Exchange (the “Private Letter Ruling”);

10.        Pursuant to the Agreement and Plan of Merger, dated November 17, 2011 (the “Merger Agreement”), among Parent, Spinco, ACCO Brands Corporation, a Delaware corporation (“Acquirer”), and Merger Sub, a Delaware corporation and a wholly owned subsidiary of Acquirer (“Merger Sub”), immediately following the Distribution, Merger Sub will merge with and into Spinco (the “Merger”) and Spinco Common Stock will be converted into shares of common stock of Acquirer on the terms and subject to the conditions of the Merger Agreement;

11.        It is a condition to the Merger that, prior to the Effective Time (as defined in the Merger Agreement), the Distribution be completed;

12.        The Distribution will be carried out for the corporate business purpose of tailoring Spinco’s corporate structure to facilitate the Merger (which, for U.S. federal income tax purposes, is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code);

13.        Parent and Spinco have determined that (a) the Merger will not be undertaken unless the Distribution occurs, (b) the Merger cannot be accomplished by an alternative nontaxable transaction that does not involve the Distribution and is neither impractical nor unduly expensive, and (c) Acquirer is not related to Parent or Spinco;

14.        This Agreement is intended to be a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g); and

15.        The Parties intend in this Agreement to set forth the principal arrangements between them regarding the Spinco Reorganization, the Recapitalization and the Distribution, and certain other agreements that will, following the Distribution, govern certain matters relating to the Spinco Reorganization, the Recapitalization and the Distribution and the relationship of Parent, Spinco and their respective Subsidiaries.

Accordingly, the Parties agree as follows:

ARTICLE I

THE SPINCO REORGANIZATION

Section 1.1          Transfer of Spinco Assets; Assumption of Spinco Liabilities.  Except as provided in Section 1.7(b), effective as of the Business Transfer Time, in accordance with the plan and structure set forth on Schedule 1.1 (such plan and structure being referred to herein as the “Plan of Reorganization”) and to the extent not previously effected pursuant to the steps of the Plan of Reorganization:

(a)           Parent will assign, transfer, convey and deliver (“Convey”) (or will cause any applicable Subsidiary to Convey) to Spinco, or, to the extent set forth in the Plan of Reorganization, a Spinco Entity, and Spinco will accept from Parent (or the applicable

Subsidiary of Parent) (or will cause any applicable Spinco Entity to accept) all of Parent’s and its applicable Subsidiaries’ respective direct or indirect right, title and interest in and to all Spinco Assets (other than any Spinco Assets that are already held as of the Business Transfer Time by Spinco or a Spinco Entity, which Spinco Asset will continue to be held by Spinco or such Spinco Entity); and

(b)          Parent will Convey (or will cause any applicable Subsidiary to Convey) to Spinco or, to the extent set forth in the Plan of Reorganization, a Spinco Entity, and Spinco will assume, perform, discharge and fulfill when due and, to the extent applicable, comply with (or will cause any applicable Spinco Entity to assume, perform, discharge and fulfill when due and, to the extent applicable, comply with) all of the Spinco Liabilities, in accordance with their respective terms (other than any Spinco Liabilities that as of the Business Transfer Time is already a Liability of Spinco or a Spinco Entity, which Spinco Liability will continue to be a Liability of Spinco or such Spinco Entity).  As between members of the Parent Group, on the one hand, and members of the Spinco Group, on the other hand, following the Business Transfer Time, the members of the Spinco Group will be solely responsible for all Spinco Liabilities, on a joint and several basis.

Section 1.2          Transfer of Excluded Assets; Assumption of Excluded Liabilities.  Except as provided in Section 1.7(b), prior to the Business Transfer Time, in accordance with the Plan of Reorganization and to the extent not previously effected pursuant to the steps of the Plan of Reorganization:

(a)           Parent will cause any applicable member or members of the Spinco Group to Convey to Parent or, to the extent set forth in the Plan of Reorganization, a Subsidiary of Parent, and Parent will accept from such applicable member or members of the Spinco Group (or will cause any applicable Subsidiary of Parent to accept) all of such member’s or members’ direct or indirect right, title and interest in and to all Excluded Assets; and

(b)           Parent will cause any applicable member or members of the Spinco Group to Convey to Parent or, to the extent set forth in the Plan of Reorganization, a Subsidiary of Parent, and Parent will assume, perform, discharge and fulfill when due, and to the extent applicable, comply with (or will cause the applicable Subsidiary of Parent to assume, perform, discharge and fulfill when due, and to the extent applicable, comply with) all of the Excluded Liabilities, in accordance with their respective terms.  As between members of the Parent Group, on the one hand, and members of the Spinco Group, on the other hand, following the Business Transfer Time, the members of the Parent Group will be solely responsible for all Excluded Liabilities, on a joint and several basis.

Section 1.3          Misallocated Transfers.  In the event that at any time or from time to time (whether prior to, at or after the Business Transfer Time), either Party (or any member of the Parent Group or the Spinco Group, as applicable) is the owner of, receives or otherwise comes to possess any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable) or Liability that is allocated to any Person that is a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any acquisition of Assets from the other Party for value subsequent to the Business Transfer Time), such Party will promptly transfer, or cause to be transferred, such Asset or Liability to the Person so entitled thereto.  Prior to any such transfer, such Asset or Liability will be held in accordance with Section 1.7(d).

Section 1.4          Spinco Assets; Excluded Assets.

(a)        For purposes of this Agreement, “Spinco Assets” mean, in each case to the extent existing and owned immediately prior to the Business Transfer Time by Parent or any of its Subsidiaries (except as otherwise set forth below), the following Assets:

(i)           all inventories of materials, parts, raw materials, packaging materials, stores, supplies, work-in-process, goods in transit, and finished goods and products that are, in each case, used or held for use primarily in the C&OP Business (the “Spinco Inventory”);

(ii)           all Real Property Interests in the facilities that are used or held for use primarily in the C&OP Business, including those listed or described on Schedule 1.4(a)(ii) (the “Spinco Facilities”);

(iii)          all issued and outstanding capital stock of, or other equity interests in, the Subsidiaries of Parent listed or described on Schedule 1.4(a)(iii) (such stock or other equity interests, the “Spinco Entity Interests,” and such Subsidiaries, the “Spinco Entities”);

(iv)          all interests, rights, claims and benefits of Parent and any of its Subsidiaries pursuant to and associated with all Contracts (other than Shared Contracts) that are related primarily to the C&OP Business and, to the extent provided in Section 1.7(c), the Contracts for the sole benefit of Spinco into which the Contracts listed on Schedule 1.4(a)(iv) (the “Shared Contracts”) are separated (collectively, the “Spinco Contracts”);

(v)           all approvals, consents, franchises, licenses, permits, registrations, authorizations and certificates or other rights issued or granted by any Governmental Authority and all pending applications therefor that are, in each case, used primarily in, or held primarily for the benefit of, the C&OP Business, including those listed or described on Schedule 1.4(a)(v) (the “Spinco Governmental Approvals”);

(vi)           (A) all patents, patent applications, statutory invention registrations, registered trademarks, registered service marks, registered Internet domain names and copyright registrations (collectively, “Registrable IP”) that are, in each case, used or held for use primarily in the C&OP Business, including the Registrable IP listed or described on Schedule 1.4(a)(vi), (B) the other trademark registrations listed or described on Schedule 1.4(a)(vi) that are not used primarily in the C&OP Business (the “Non-Primary Trademark Registrations”), and (C) all Intellectual Property, other than Registrable IP, that is used or held for use primarily in the C&OP Business, including those listed or described on Schedule 1.4(a)(vi), but in each case, excluding the Excluded Name IP;

(vii)          (A) all business and employment records related primarily to the C&OP Business, including the minute and other record books and related stock and equity interests records of the Spinco Entities, and (B) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature (including historical), advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, market and product share data (including historical), reports, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, and accounting and business books, records, files, documentation and materials, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, in each case that are related primarily to the C&OP Business (collectively, the “Spinco Books and Records”); provided, that (1) Parent will be entitled to retain a copy of the Spinco Books and Records, which will be subject to the provisions of Section 5.2(g), (2) neither clause (A) nor (B) will be deemed to include any books, records or other items with respect to which it is not reasonably practicable to identify and extract the portion thereof related primarily to the C&OP Business from the portions thereof that relate primarily to businesses of Parent other than the C&OP Business; (3) to the extent required to satisfy Parent’s legal or other obligations, Parent will be entitled to retain original copies of the Spinco Books and Records, which will be subject to the provisions of  Section 5.2(g), and will provide Spinco with a copy of all such retained Spinco Books and Records; and (4) the TSA will govern the delivery to Spinco of any such books, records or other items that are maintained in electronic form;

(viii)         all rights in all telephone, mobile telephone and fax numbers and post office boxes, in each case, used or held for use primarily in the C&OP Business; all websites maintained primarily for the C&OP Business and the content, information and databases contained therein (other than any Excluded IP Assets contained therein); and all uniform product codes and other similar data identifiers used or held for use primarily in the C&OP Business;

(ix)          all cash and cash equivalents in the Spinco Accounts not withdrawn prior to the Business Transfer Time;

(x)          all trade accounts and notes receivable and other amounts receivable arising from the sale or other disposition of goods, or the performance of services, by the C&OP Business;

(xi)          all prepaid expenses, prepaid property taxes, security deposits, credits, deferred charges, advanced payments that are, in each case, related primarily to the C&OP Business (other than prepaid insurance premiums, deposits, security or other prepaid amounts in connection with workers' compensation and other Policies);

(xii)          all rights with respect to third party warranties and guaranties that are, in each case, related primarily to the C&OP Business and all related claims, credits, rights of recovery and other similar rights as to such third parties

(xiii)         all rights to causes of action, lawsuits, judgments, claims and demands that are, in each case, related primarily to the C&OP Business, including those listed or described on Schedule 1.4(a)(xiii);

(xiv)         all computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tangible tools, prototypes, models, and other tangible personal property that are, in each case, used or held for use primarily in the C&OP Business, including those listed or described in Schedule 1.4(a)(xiv);

(xv)          all assets expressly identified in this Agreement or any Ancillary Agreement as assets to be acquired by any member of the Spinco Group hereunder or thereunder; and

(xvi)         any and all other Assets (other than Excluded Assets) owned that are used or held for use primarily in, or related primarily to, the C&OP Business.  The intention of this clause (xvi) is only to rectify any inadvertent omission of Conveyance of any Assets that, had the Parties given specific consideration to such Asset as of the date of this Agreement, would have otherwise been classified as a Spinco Asset.  No Asset will be deemed a Spinco Asset solely as a result of this clause (xvi) unless a claim with respect thereto is made by Spinco on or prior to the one-year anniversary of the Business Transfer Time.

A single Asset may fall within more than one of clauses (i) through (xvi) in this Section 1.4(a); such fact does not imply that (x) such Asset must be Conveyed more than once or (y) any duplication of such Asset is required.  The fact that an Asset may be excluded under one clause does not imply that it is not intended to be included under another.  Notwithstanding anything to the contrary, no Intellectual Property that does not fall within clause (vi) or (viii) will be deemed to be included in any other clause of this Section 1.4(a).

(b)        Notwithstanding the foregoing clause (a), the Spinco Assets will not in any event include any of the following Assets (the “Excluded Assets”):

(i)           the Assets listed or described on Schedule 1.4(b)(i);

(ii)           any Intellectual Property in which the Parent Group or the Spinco Group has any right, title or interest, other than (A) Intellectual Property used or held for use primarily in the C&OP Business (other than any registered and unregistered rights in the name listed on Schedule 1.4(b)(ii) (the “Excluded Name IP”)), and (B) the Non-Primary Trademark Registrations (collectively, the “Excluded IP Assets”);

(iii)           any cash or cash equivalents withdrawn from any Spinco Accounts prior to the Business Transfer Time;

(iv)           except to the extent provided in Section 5.7, all insurance policies, binders and claims and rights thereunder and all prepaid insurance premiums;

(v)           any Contracts not related primarily to the C&OP Business (except as provided in Section 1.7(c) with respect to the Contracts into which the Shared Contracts are separated);

(vi)          all Spinco Benefit Plans (whether or not listed in Section 6.11(a)(i) of the Parent Disclosure Letter to the Merger Agreement) or any other compensation or benefit plans, agreements or arrangements of the Parent Group, all trusts, trust assets, trust accounts, reserves, insurance policies and other assets held in connection therewith, and all data and records required to administer the benefits under any of the foregoing; and

(vii)         the Assets of any member of the Parent Group to the extent relating to the Parent Group’s business or operations in India or Hong Kong;

(viii)        the Assets of any member of the Parent Group not included in any of the clauses in Section 1.4(a) above; and

(ix)          all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by any member of the Parent Group.

The Parties acknowledge and agree that neither Spinco nor any of its Subsidiaries will acquire or be permitted to retain any direct or indirect right, title and interest in any Excluded Assets through the Conveyance of the Spinco Entity Interests, and that if any of the Spinco Entities owns, leases or has the right to use any such Excluded Assets, such Excluded Assets must be Conveyed to Parent as contemplated by Section 1.2(a).  For the avoidance of doubt, no right, title and interest in and to the Excluded IP Assets are being acquired by Spinco or any entity in the Spinco Group.

Section 1.5         Spinco Liabilities.

(a)        For the purposes of this Agreement, “Spinco Liabilities” means (regardless of (1) whether the facts on which such Liabilities are based occurred prior to, at or subsequent to the Business Transfer Time, (2) whether or not such Liabilities are asserted or determined prior to, at or subsequent to the Business Transfer Time, (3) where or against whom such Liabilities are asserted or determined (including any such Liabilities arising out of claims made by Parent’s or Spinco’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the Spinco Group), and (4) whether or not such Liabilities arise from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the Spinco Group (including any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates)) the following Liabilities:

(i)           all Liabilities listed or described on Schedule 1.5(a)(i);

(ii)           all Liabilities to the extent relating to, arising out of or resulting from any Spinco Assets;

(iii)          all trade and other accounts payable related primarily to the C&OP Business;

(iv)          all operating expenses and other current Liabilities (including Liabilities for services and goods for which an invoice has not been received prior to the Business Transfer Time) related primarily to the C&OP Business;

(v)           subject to the limitations set forth in Section 1.7, all Liabilities under the Spinco Contracts including, to the extent provided in Section 1.7(c), the Contracts for the sole benefit of Spinco into which the Shared Contracts are separated;

(vi)          all Liabilities arising from commitments (in the form of issued purchase orders or otherwise), quotations, proposals and bids to purchase or acquire raw materials, components, supplies or services related primarily to the C&OP Business or to make charitable contributions related primarily to the C&OP Business;

(vii)         all Liabilities arising from commitments (in the form of accepted purchase orders or otherwise), quotations, proposals and bids to sell products or provide services related primarily to the C&OP Business;

(viii)        all Liabilities with respect to any return, rebate, discount, credit, recall warranty, customer program, or similar Liabilities relating primarily to products of the C&OP Business;

(ix)           all Liabilities for death, personal injury, advertising injury, other injury to persons or property damage relating to, resulting from, caused by or arising out of, directly or indirectly, use of or exposure to any of the products (or any part or component) designed, manufactured, serviced or sold, or services performed, by, or on behalf of, the Consumer & Office Products Business, including any such Liabilities for negligence, strict liability, design or manufacturing defect, failure to warn, or breach of express or implied warranties of merchantability or fitness for any purpose or use;

(x)           all Liabilities relating to, resulting from, caused by or arising out of the Consumer & Office Products Business or any Spinco Assets to the extent that the same constitute, may constitute or are alleged to constitute a tort, breach of contract or violation of, or non-compliance with, any Law or any approval, consent, franchise, license, permit, registration, authorization or certificate or other right issued or granted by any Governmental Authority, other than Excluded Liabilities;

(xi)           all Liabilities relating to workers’ compensation or similar benefits, or claims for occupational health and safety, occupational disease, or occupational injury, or other claim relating to health, safety, disease or injury with respect to any Spinco Employee or any other Person who is or was employed by the Consumer & Office Products Business at any of the Spinco Facilities; or at any facility owned, leased or operated by the Consumer & Office Products Business or any of its predecessors prior to the Business Transfer Time (other than any such Person who was an employee of a Divested Business and whose employment with Parent and its Subsidiaries terminated in connection with the sale of the Divested Business) (the “Spinco Workers Compensation Claims”);

(xii)         all Liabilities relating to any judicial, administrative or arbitral action, suit, proceeding (public or private) or governmental proceeding or investigation related primarily to the Consumer & Office Products Business;

(xiii)        all Liabilities under the Spinco Financing and Debt Financing Agreements;

(xiv)        (A) all Liabilities relating to or arising out of any Environmental Conditions arising out of operations at any of the Spinco Facilities, or otherwise existing on or under any of the Spinco Facilities (including any Release of Hazardous Materials occurring before, at or after the Business Transfer Time that has migrated, is migrating or in the future migrates to any of the Spinco Facilities ) or any violation of Environmental Law as a result of the operation of any of the Spinco Facilities, other than the Excluded Environmental Liabilities and (B) all Liabilities relating to or arising out of any Environmental Conditions at any third-party site arising from Hazardous Materials generated at any of the Spinco Facilities;

(xv)         all Liabilities relating to or arising out of any litigation filed on or after the Business Transfer Time relating to exposure to asbestos or asbestos-containing materials at any Spinco Facilities;

(xvi)        all Liabilities, other than Excluded Liabilities, to the extent arising out of or resulting from:

  (A)          the operation of the Spinco Business or the ownership or use of the Spinco Assets at any time before, at or after the Business Transfer Time by any member of the Spinco Group, Acquirer Group or any of their respective predecessors or, prior to the Business Transfer Time, any member of the Parent Group or any of their predecessors;

  (B)          the operation of any other business conducted by any member of the Spinco Group or the Acquirer Group at any time after the Business Transfer Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of any member of the Spinco Group (whether or not such act or failure to act is or was within such Person’s authority)); or

  (C)          any of the terminated or discontinued businesses and operations of the Consumer & Office Products Business (other than the Divested Businesses);

(xvii)       all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by, or allocated to, any member of the Spinco Group; and

(xviii)       all Liabilities of any member of the Spinco Group or Acquirer Group under this Agreement or any of the Ancillary Agreements.

A single Liability may fall within more than one of clauses (i) through (xviii) in this Section 1.5(a); such fact does not imply that (x) such Liability must be Conveyed more than once or (y)

any duplication of such Liability is required.  The fact that a Liability may be excluded under one clause does not imply that it is not intended to be included under another.

(b)        Notwithstanding the foregoing clause (a), the Spinco Liabilities will not in any event include any of the following Liabilities (the “Excluded Liabilities”):

(i)           all Liabilities to the extent relating to, arising out of or resulting from any Excluded Assets;

(ii)           (A) all Liabilities relating to or arising out of any Environmental Conditions at any Past Facilities or any violation of Environmental Law as a result of the operation of any Past Facilities, and (B) all Liabilities relating to or arising out of any Environmental Conditions at any third-party site (excluding any Spinco Facility) arising from Hazardous Materials generated at any Past Facility (collectively, “Excluded Environmental Liabilities”);

(iii)          all Liabilities relating to or arising out of any Divested Business (including all Liabilities with respect to any Asset included in the sale of the Divested Business, any products designed, manufactured, serviced or sold by, or services performed by, the Divested Business and any former employees of the C&OP Business whose employment with Parent and its Subsidiaries terminated in connection with the sale of the Divested Business);

(iv)          all Liabilities relating to or arising out of any litigation filed prior to the Business Transfer Time relating to exposure to asbestos or asbestos-containing materials at any Spinco Facilities;

(v)           all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by Parent or any other member of the Parent Group;

(vi)          all Liabilities of any member of the Parent Group under this Agreement or any of the Ancillary Agreements; and

(vii)         all Liabilities of any member of the Parent Group not included in any of the clauses in Section 1.5(a).

The Parties acknowledge and agree that neither Spinco nor any other member of the Spinco Group will be required to assume or retain any Excluded Liabilities as a result of the Conveyance of the Spinco Entity Interests, and that if any of the Spinco Entities is liable for any Excluded Liabilities, such Excluded Liabilities will be assumed by Parent as contemplated by Section 1.2(b).

Section 1.6          Termination of Intercompany Agreements; Settlement of Intercompany Accounts.

(a)         Termination of Intercompany Agreements.  Except as set forth in Section 1.6(b) and Section 1.6(c), Spinco, on behalf of itself and each other member of the Spinco Group, on the one hand, and Parent, on behalf of itself and each other member of the Parent Group, on the other hand, will terminate, effective as of the Business Transfer Time, any and all Contracts between or among Spinco or any member of the Spinco Group, on the one hand, and Parent or any member of the Parent Group, on the other hand.  No such Contract (including any provision thereof which purports to survive termination) will be of any further force or effect after the Business Transfer Time and all parties will be released from all Liabilities thereunder.  Each Party will, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)        Exceptions to Termination of Intercompany Agreements.  The provisions of Section 1.6(a) will not apply to any of the following Contracts (or to any of the provisions thereof):

(i)           any Contracts listed or described on Schedule 1.6(b)(i);

(ii)           this Agreement, the Merger Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups);

(iii)           any Contracts to which any Person other than the Parties and their respective Affiliates is a party (it being understood that to the extent that the rights and Liabilities of the Parties and the members of their respective Groups under any such Contracts constitute Spinco Assets or Spinco Liabilities, they will be Conveyed pursuant to Section 1.1(a) or Section 1.1(b), or allocated pursuant to Section 1.7(d)); and

(iv)          any Contracts to which any non-wholly owned Subsidiary of Parent or Spinco, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned) (it being understood that to the extent that the rights and Liabilities of the Parties and the members of their respective Groups under any such Contracts constitute Spinco Assets or Spinco Liabilities, they will be Conveyed pursuant to Section 1.1(a) or Section 1.1(b), or allocated pursuant to Section 1.7(d)).

(c)        Settlement of Intercompany Accounts.  All of the intercompany receivables, payables, loans and other accounts between Spinco or any member of the Spinco Group, on the one hand, and Parent or any member of the Parent Group, on the other hand, in existence as of immediately prior to the Business Transfer Time (collectively, the “Intercompany Accounts”) will be settled at the Business Transfer Time pursuant to the procedures set forth in Schedule 1.6(c).

Section 1.7         Governmental Approvals and Third-Party Consents.

(a)        Obtaining Consents.  To the extent that the consummation of the Spinco Reorganization or the Distribution requires any third-party Consents or Governmental Approvals,  subject to the next two sentences, the Parties will use their respective commercially reasonable efforts to obtain such Consents or Governmental Approvals, as soon as reasonably practicable, at the times indicated on Schedule 1.7 and subject to the limitations set forth in Section 1.7(b).

However, Parent will under no circumstance be required to make any payments or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any third party to obtain any Consent or Governmental Approvals unless and to the extent that Spinco or Acquirer agrees to reimburse and make whole Parent to Parent’s reasonable satisfaction for any payment or other accommodation made by Parent at Spinco’s request.  Spinco hereby agrees to reimburse and make whole Parent to Parent’s reasonable satisfaction any payment or other accommodation made by Parent in respect of the third-party Consents or Governmental Approvals specifically identified as a “Required Consent” on Schedule 1.7.  Spinco agrees that in the event that any third party or Governmental Authority requests that Parent make a payment or offer or grant an accommodation to obtain a third-party Consents or Governmental Approvals and Spinco does not agree to reimburse or make whole Parent in connection therewith, Spinco shall not be entitled to the benefits of the provision in, Parent will not be obligated to take any efforts under, Section 1.7(d) in respect of any Spinco Asset, Spinco Liability, Excluded Asset or Excluded Liability which Conveyance is subject to such third-party Consents or Governmental Approvals.  For the avoidance of doubt, the required efforts and responsibilities of the Parties (i) to seek the Consents necessary to provide the Services (as defined in the TSA) will be governed by Section 3.2 of the TSA and (ii) to seek approval pursuant to the HSR Act or Foreign Competition Laws (each as defined in the Merger Agreement) and the Company Stockholder Approval (as defined in the Merger Agreement) will be governed by the Merger Agreement.  The obligations set forth in this Section 1.7(a) will terminate on the one-year anniversary of the Business Transfer Time.

(b)        Transfer in Violation of Laws or Requiring Consent or Governmental Approval.  If and to the extent that the valid, complete and perfected Conveyance to the Spinco Group of any Spinco Asset or Spinco Liability, or to the Parent Group of any Excluded Asset or Excluded Liability, would be a violation of applicable Laws or require any Consent or Governmental Approval in connection with the Spinco Reorganization, the Recapitalization or the Distribution, then notwithstanding any other provision hereof, the Conveyance to the Spinco Group of any such Spinco Asset or Spinco Liability, or to the Parent Group of any such Excluded Asset or Excluded Liability, will automatically be deferred, and no Conveyance will occur until all legal or contractual impediments are removed or such Consents or Governmental Approvals have been obtained.  Any Asset or Liability which Conveyance has been so deferred will still be considered a Spinco Asset, a Spinco Liability, an Excluded Asset, or an Excluded Liability, as applicable, and will be subject to Section 1.7(d).  Notwithstanding the foregoing, Parent or Spinco may elect to require the immediate Conveyance of any Spinco Asset, Spinco Liability, Excluded Asset or Excluded Liability notwithstanding any requirement that an immaterial Consent or immaterial Governmental Approval be obtained; provided that (i) if Spinco so elects to require the immediate Conveyance of any such Asset or Liability, any Liabilities arising from such Conveyance will be deemed to be Spinco Liabilities, (ii) if Parent so elects to require the immediate Conveyance of any such Asset or Liability, any Liabilities arising from such Conveyance will be deemed to be Excluded Liabilities, and (iii) if Spinco and Parent jointly agree to immediately Convey such Asset or Liability, any Liabilities arising from such Conveyance will be shared evenly between Spinco and Parent and, notwithstanding any provision in Section 4.5(b) to the contrary, the defense of any Third-Party Claim relating thereto will be jointly managed by Spinco and Parent.  The Parties will use their commercially reasonable efforts promptly to obtain any Consents or Governmental Approvals as required by

Section 1.7(a) and to take the actions required by Section 1.7(d) pending removal of legal or contractual impediments or receipt of Consents or Governmental Approvals.  If and when the legal or contractual impediments the presence of which caused the deferral of transfer of any Asset or Liability pursuant to this Section 1.7(b) are removed or any Consents and/or Governmental Approvals the absence of which caused the deferral of transfer of any Asset or Liability pursuant to this Section 1.7(b) are obtained, the transfer of the applicable Asset or Liability will be effected promptly in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement(s).  The obligations set forth in this Section 1.7(b) will terminate on the one-year anniversary of the Business Transfer Time.

(c)        Shared Contracts.  The Parties will use their respective commercially reasonable efforts to separate the Shared Contracts into separate Contracts effective as of the Business Transfer Time so that from and after the Business Transfer Time Spinco will have the sole benefit and Liabilities with respect to each Shared Contract to the extent related to the C&OP Business and the Parent Group will have the sole benefit and Liabilities with respect to each Shared Contract to the extent not related to the C&OP Business.  Upon such separation of a Shared Contract, the separated Contract that is related to the C&OP Business will be a Spinco Contract and the other separated Contract will be an Excluded Asset.  If the counterparty to any Shared Contract that is entitled under the terms of the Shared Contract to Consent to the separation of the Shared Contract in the manner set forth in this Section 1.7(c) has not provided such Consent, then the Parties will use their respective commercially reasonable efforts promptly to develop and implement arrangements to make the portion of the Shared Contract related to the C&OP Business available for use by (and the benefit of) Spinco in accordance with Section 1.7(d).  If and when any such Consent is obtained, the Shared Contract will be separated in accordance with this Section 1.7(c).  The obligations set forth in this Section 1.7(c) will terminate on the one-year anniversary of the Business Transfer Time.

(d)        Conveyances Not Consummated Prior To or At the Business Transfer Time.  Subject to the third sentence of Section 1.7(a), if the Conveyance of any Asset or Liability intended to be Conveyed is not consummated prior to or at the Business Transfer Time, whether as a result of the provisions of Section 1.7(b) or Section 1.7(c) or for any other reason (including any misallocated transfers subject to Section 1.3), then, insofar as reasonably possible (taking into account any applicable restrictions or considerations relating to the contemplated Tax treatment of the Transactions) and to the extent permitted by applicable Law, the Person retaining such Asset or Liability, as the case may be, (i) will thereafter hold such Asset or Liability, as the case may be, in trust for the use and benefit and burden of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the Conveyance thereof (or as otherwise determined by Parent and Spinco, as applicable, in accordance with Section 1.7(b) or Section 1.7(c)); and (ii) use commercially reasonable efforts to take such other actions as may be reasonably requested by the Person to whom such Asset or Liability is to be Conveyed (at the expense of the Person holding such Asset or Liability, as the case may be) in order to place such Person in substantially the same position as if such Asset or Liability had been Conveyed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, as the case may be, including possession, use, risk of loss, potential for gain, any Tax liabilities in respect thereof and dominion, control and command over such Asset or Liability, as the case may be, are to inure from and after the Business Transfer Time to the Person to whom such Asset or Liability is to be Conveyed.  Any Person retaining an Asset or a

Liability due to the deferral of the Conveyance of such Asset or Liability, as the case may be, will not be required, in connection with the foregoing, to make any payments or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any third party, except to the extent that the Person entitled to the Asset or responsible for the Liability, as applicable, agrees to reimburse and make whole the Person retaining an Asset or a Liability, to such Person’s reasonable satisfaction, for any payment or other accommodation made by the Person retaining an Asset or a Liability at the request of the Person entitled to the Asset or responsible for the Liability.  The obligations set forth in this Section 1.7(d) will terminate on the one-year anniversary of the Business Transfer Time.

Section 1.8         No Representation or Warranty.  EXCEPT TO THE EXTENT OTHERWISE PROVIDED FOR IN THIS AGREEMENT OR IN THE MERGER AGREEMENT, SPINCO (ON BEHALF OF ITSELF AND MEMBERS OF THE SPINCO GROUP) ACKNOWLEDGES THAT NONE OF PARENT NOR ANY MEMBER OF THE PARENT GROUP MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY HEREIN AS TO ANY MATTER WHATSOEVER, INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO:  (A) THE CONDITION OR THE VALUE OF ANY SPINCO ASSET OR THE AMOUNT OF ANY SPINCO LIABILITY; (B) THE FREEDOM FROM ANY SECURITY INTEREST OF ANY SPINCO ASSET; (C) THE ABSENCE OF DEFENSES OR FREEDOM FROM COUNTERCLAIMS WITH RESPECT TO ANY CLAIM TO BE CONVEYED TO SPINCO OR HELD BY A MEMBER OF THE SPINCO GROUP; OR (D) ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR TITLE.  EXCEPT TO THE EXTENT OTHERWISE PROVIDED FOR IN THIS AGREEMENT OR IN THE MERGER AGREEMENT, SPINCO (ON BEHALF OF ITSELF AND MEMBERS OF THE SPINCO GROUP) FURTHER ACKNOWLEDGES THAT ALL OTHER WARRANTIES THAT PARENT OR ANY MEMBER OF THE PARENT GROUP GAVE OR MIGHT HAVE GIVEN, OR WHICH MIGHT BE PROVIDED OR IMPLIED BY APPLICABLE LAW OR COMMERCIAL PRACTICE, ARE HEREBY EXPRESSLY EXCLUDED.  EXCEPT TO THE EXTENT OTHERWISE PROVIDED FOR IN THIS AGREEMENT OR IN THE MERGER AGREEMENT, ALL ASSETS TO BE TRANSFERRED TO SPINCO (AND ALL OF THE SPINCO ASSETS HELD BY THE SPINCO ENTITIES) WILL BE TRANSFERRED WITHOUT ANY COVENANT, REPRESENTATION OR WARRANTY (WHETHER EXPRESS OR IMPLIED) AND ARE HELD “AS IS, WHERE IS” AND FROM AND AFTER THE CLOSING SPINCO WILL BEAR THE ECONOMIC AND LEGAL RISK THAT ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN SPINCO GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST OR ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS THAT ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS ARE NOT COMPLIED WITH.

Section 1.9         Waiver of Bulk-Sales Laws.  Each Party hereby waives compliance by each member of their respective Group with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Assets to any member of the Parent Group or Spinco Group, as applicable.

Section 1.10       Real Property Leases; Guarantees.

(a)        On or prior to the Business Transfer Time or as soon as practicable thereafter, Spinco will, at the direction and expense of Parent, use its reasonable best efforts to have any member(s) of the Parent Group removed as guarantor of or obligor for any Spinco Liability to the extent that they relate to Spinco Liabilities (with the reasonable cooperation of the applicable member(s) of the Parent Group); provided that, except as set forth on Schedule 1.10(a), Spinco shall not be required to enter into any letter of credit or similar instrument to have any member(s) of the Parent Group removed as guarantor of any real property leases.

(b)        On or prior to the Business Transfer Time, to the extent required to obtain a release from an agreement (including any lease of a Real Property Interest) or a guarantee (a “Guarantee Release”) of any member of the Parent Group, Spinco will use its reasonable best efforts to execute a guarantee agreement in the form of the existing agreement or guarantee or such other form as is agreed to by the relevant parties to such agreement or guarantee.

(c)        If the Parties are unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 1.10, (i) Spinco will, and will cause the other members of the Spinco Group (including after the Effective Time, the Acquirer Group) to, indemnify, defend and hold harmless each of the Parent Indemnitees for any Liability arising from or relating to such agreement or guarantee and will, as agent or subcontractor for the applicable Parent Group guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, and (ii) Spinco will not, and will cause the other members of the Spinco Group not to, agree to renew or extend the term of, increase any obligations under, or transfer to a third Person, any loan, guarantee, lease, contract or other obligation for which a member of the Parent Group is or may be liable unless all obligations of the members of the Parent Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to Parent in its sole discretion.

(d)        On or prior to the Business Transfer Time or as soon as practicable thereafter, Parent will, at its expense, use its reasonable best efforts to have any member(s) of the Spinco Group removed as guarantor of or obligor for any Excluded Liability to the extent that they relate to Excluded Liabilities (with the reasonable cooperation of the applicable member(s) of the Spinco Group or Acquirer Group).

(e)        On or prior to the Business Transfer Time, to the extent required to obtain a Guarantee Release of any member of the Spinco Group, Parent will use its reasonable best efforts to execute a guarantee agreement in the form of the existing agreement or guarantee or such other form as is agreed to by the relevant parties to such agreement or guarantee.

(f)         If the Parties are unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (d) and (e) of this Section 1.10, (i) Parent will, and will cause the other members of the Parent Group to, indemnify, defend and hold harmless each of the Spinco Indemnitees for any Liability arising from or relating to such agreement or guarantee and will, as agent or subcontractor for the applicable Spinco Group guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, and (ii) Parent will not, and will cause the other members of the Parent Group not to, agree to renew or extend the term of, increase any obligations under, or transfer to a third Person, any loan, guarantee, lease, contract or other obligation for which a member of the Spinco Group is or may be liable unless all obligations of the members of the Spinco Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to Spinco in its sole discretion.

Section 1.11       Workers Compensation Administration.

(a)        Spinco will use commercially reasonable efforts to obtain the release, effective as of the Business Transfer Time, of the Parent Group, and any letter of credit, bond or other instrument or collateral provided by any of them to any Governmental Authority, with respect to the Spinco Workers Compensation Claims in each jurisdiction in which the Parent Group is self-insured with respect to the Spinco Workers Compensation Claims (the “Spinco Self-Insured Workers Compensation Liabilities”).  If Spinco fails to obtain any such release with respect to any of the Spinco Self-Insured Workers Compensation Liabilities, then within six months after the Business Transfer Time, Spinco will either:  (i) use commercially reasonable efforts to effectuate a loss portfolio transfer with respect to all unreleased Spinco Self-Insured Workers Compensation Liabilities and, after such transfer, obtain a release of the Parent Group, and any letter of credit, bond or other instrument or collateral provided by any of them to any Governmental Authority, with respect to the Spinco Self-Insured Workers Compensation Liabilities, or (ii) if Spinco fails to obtain a release of the Parent in accordance with clause (i) above, deliver to Parent a one-year irrevocable letter of credit naming Parent as the beneficiary and securing Spinco’s indemnification obligations under this Agreement with respect to the Spinco Self-Insured Workers Compensation Liabilities and Spinco’s reimbursement obligations to Parent under this Section 1.11.  Any letter of credit delivered by Spinco pursuant to the preceding sentence:  (A) will have a face amount equal to the aggregate amount of the unreleased Spinco Self-Insured Workers Compensation Liabilities (calculated by adding the amount of the case reserves with respect to the unreleased Spinco Self-Insured Workers Compensation Liabilities at the Business Transfer Time, as reasonably determined by Spinco’s third party claims administrator and the amount of the incurred but not reported claims with respect to the unreleased Spinco Self-Insured Workers Compensation Liabilities at the Business Transfer Time, as reasonably determined by Spinco’s actuary, (B) will be adjusted annually thereafter to reflect any changes in the amount of the unreleased Spinco Self-Insured Workers Compensation Liabilities, as so calculated, (C) will be renewed effective with each annual expiration, and (D) will provide that it may be drawn by Parent only to the extent:  (x) the Parent Group actually incurs a Loss as a result of the payment of any unreleased Spinco Self-Insured Workers Compensation Liabilities or as a result of any amount payable by Spinco pursuant to this Section 1.11; and/or (ii) Spinco fails to arrange for an adjusted or replacement letter of credit as required by clause (B) and (C) of this sentence; provided that in the event that Parent draws any funds under the letter of credit, then Parent will hold the cash therefrom in a separate account to be used only to reimburse the Parent Group for any Loss actually incurred by the Parent Group as a result of the payment of any Spinco Self-Insured Workers Compensation Liabilities or as a result of any amount payable by Spinco pursuant to this Section 1.11.

(b)        Until such time as the Parent Group, and any letter of credit, bond or other instrument or collateral provided by any of the Parent Group to any Governmental Authority, is released from all Spinco Self-Insured Workers Compensation Liabilities in a jurisdiction in which the Parent Group is self-insured, Parent will continue to report to the respective Governmental Authority administering self-insured workers compensation claims in such jurisdiction the status of such Spinco Self-Insured Workers Compensation Liabilities as required on a periodic basis under Parent’s respective self-insurance agreement.  Parent will prepare and file the annual reports and assessments required by each applicable state self-insurance agency for maintaining Parent’s self-insurance with respect to the Spinco Self-Insured Workers Compensation Liabilities.  Parent will request from Spinco, and Spinco will provide to Parent, the data with respect to the Spinco Self-Insured Workers Compensation Liabilities required for such state filings (“WC State Reporting Obligations”) within 15 days after Spinco’s receipt of a request for such data from Parent for such reports and other filings.  From time to time upon reasonable request of Parent, Spinco will update Parent on the status of the Spinco Self-Insured Workers Compensation Liabilities.  Except as otherwise expressly provided in this Section 1.11(b), after the Business Transfer Time, Spinco will be solely responsible for the administration and payment of all of the Spinco Workers Compensation Claims (including, without limitation, the Spinco Self-Insured Workers Compensation Liabilities), all of which will continue to be Spinco Liabilities.

(c)        Spinco will reimburse Parent for any reasonable third party assessments, fees and out-of-pocket costs incurred by the Parent Group in the ordinary course with respect to such self-insurance related to the Spinco Self-Insured Workers Compensation Liabilities for which it retains WC State Reporting Obligations (including, without limitation, a portion of the Parent Group’s carrying costs with respect to any bonds or collateral provided by the Parent Group to the respective state self-insurance agencies, determined based on the percentage in amount of all claims of the Parent Group covered by such bonds or collateral represented by such Spinco Workers’ Compensation Claims), within 30 days after Spinco receives an invoice from Parent requesting reimbursement for any such third party assessments, fees or incurred costs.

(d)        The Parties will cooperate to effect, as of immediately after the Business Transfer Date or as soon as possible thereafter, the transfer of the WC State Reporting Obligations from the Parent Group to Spinco or the Resulting Entity (the “WC Transfer”).  For each Spinco Self-Insured Workers Compensation Liability for which a WC Transfer has been effected (reasonable evidence of which transfer will be provided by Spinco to Parent), both Parent and Spinco will be relieved of its respective obligations with respect to such Spinco Self-Insured Workers Compensation Liabilities under Section 1.11(b) and Section 1.11(c).

Section 1.12       Exemption Certificates.  Parent will cause Spinco or a Subsidiary of Spinco, as applicable, to use commercially reasonable efforts to deliver to Parent on or before the Business Transfer Date properly executed resale exemption certificates and requisite tax registration numbers for the Spinco Inventory (and, where relevant in accordance with applicable local Law, for any tangible personal property and any other Spinco Assets), and such other certificates and documentation as may be required to reasonably evidence any exemption from transfer Taxes.  For the avoidance of doubt, the Parties, as applicable, are and remain responsible for all transfer Taxes in accordance with the Tax Matters Agreement.

ARTICLE II

CLOSING OF THE SPINCO REORGANIZATION;
POST-CLOSING WORKING CAPITAL ADJUSTMENT

Section 2.1         Business Transfer Time.  Unless otherwise provided in this Agreement or in any Ancillary Agreement, and subject to the satisfaction and waiver of the conditions set forth in Section 2.2, the effective time and date of each Conveyance and assumption of any Asset or Liability in accordance with Article I in connection with the Spinco Reorganization will be 12:01 a.m., Eastern Time, on the anticipated Distribution Date (such time, the “Business Transfer Time,” and such date the “Business Transfer Date”).

Section 2.2         Conditions to the Spinco Reorganization.  The obligations of Parent pursuant to this Agreement to effect the Spinco Reorganization are subject to the fulfillment (or waiver by Parent) at or prior to the Business Transfer Time of the following conditions; provided, however, that unless the Merger Agreement shall have been terminated in accordance with its terms, any such waiver shall be subject to the written consent of Acquirer:

(a)        each of the parties to the Merger Agreement has irrevocably confirmed to each other that each condition in Article IX of the Merger Agreement (other than Section 9.1(a) thereto) to such party’s respective obligations to effect the Merger (i) has been fulfilled, (ii) will be fulfilled at the Effective Time, or (iii) is or has been waived by such party, as the case may be; and

(b)        Parent shall have received the Private Letter Ruling and such Private Letter Ruling continues to be in effect and such ruling is in form and substance reasonably satisfactory to Parent, Spinco and Acquirer, and Parent has received an opinion from Wachtell, Lipton, Rosen & Katz, counsel to Parent, to the effect that the Spinco Reorganization and the Distribution, taken together, will qualify as a reorganization under Section 368(a)(1)(D) of Code.

(c)        Parent and Spinco shall have received all necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act in connection with the Distribution and such permits and authorizations shall be in effect.

Section 2.3         Recapitalization of Spinco.

(a)        In consideration for the Conveyance of Assets contemplated by Section 1.1, subject to the fulfillment (or waiver by Parent) at or prior to the time any of the following actions occurs of the conditions in Section 2.2, Parent and Spinco will cause the following to occur at or immediately following the Business Transfer Time:

(i)           prior to the Spinco Reorganization, the Board of Directors of Spinco, and Parent, as the sole stockholder of Spinco, shall adopt an amendment to the certificate of incorporation of Spinco to increase the authorized shares of Spinco Common Stock and file such amendment with the Secretary of State of the State of Delaware;

(ii)           Spinco will issue to Parent such number of shares of Spinco Common Stock as set forth in Section 8.21 of the Merger Agreement (the “Spinco Stock Issuance”),

which Spinco Common Stock, together with the 100 shares of Spinco Common Stock owned by Parent as of the date hereof, will constitute all of the issued and outstanding common stock of Spinco outstanding as of the Business Transfer Time; and

(iii)          the Board of Directors of Spinco will establish a special dividend record date that precedes the Distribution and will authorize Spinco to, and Spinco will, declare and pay or distribute, as applicable, to Parent as the sole stockholder of Spinco Common Stock as of the special dividend record date, a dividend (the “Special Dividend”), which will be payable no later than immediately prior to the Distribution; consisting of (i) an amount in cash equal to the Below Basis Amount (the “Cash Portion”) (which shall be subject to adjustment set forth in Section 2.7(c)) and (ii) either cash or Spinco Distribution Debt in accordance with Section 8.12(f) of the Merger Agreement.

Each of the Parties represents that Spinco will lawfully declare and pay the Special Dividend in accordance with the Delaware General Corporation Law. Declaration and payment of the Special Dividend is intended to be independent of the transactions contemplated by Section 1.6 and will have no effect on and will not be affected by such transactions. The Parties acknowledge that Parent has entered into arrangements providing for the exchange by Parent of Spinco Distribution Debt in full satisfaction of debt obligations of Parent as contemplated in Section 8.12(f) of the Merger Agreement.

Section 2.4         Transfer of the C&OP Business.

(a)           Agreements to be Delivered by Parent.  On the Business Transfer Date, Parent will deliver, or will cause its appropriate Subsidiaries to deliver, to Spinco all of the following instruments:

(i)           a Tax Matters Agreement in the form attached hereto as Exhibit A (the “Tax Matters Agreement”), duly executed by the members of the Parent Group party thereto;

(ii)           a Transition Services Agreement in the form attached hereto as Exhibit B (the “TSA”), duly executed by the members of the Parent Group party thereto;

(iii)          an Employee Benefits Agreement in the form attached hereto as Exhibit C (the “Employee Benefits Agreement”), duly executed by the members of the Parent Group party thereto;

(iv)          the Intellectual Property Cross-License Agreement(s), duly executed by the members of the Parent Group party thereto;

(v)          all necessary Transfer Documents as described in Section 2.5 and Section 2.6; and

(vi)          resignations of each of the individuals who serve as an officer or director of members of the Spinco Group as set forth on Schedule 2.4(a)(vi) in their capacity as such and the resignations of any other Persons that will be employees of any member of the Parent Group after the Business Transfer Time and that are directors or officers of any member of the Spinco Group, to the extent requested by Spinco.

(b)        Agreements to be Delivered by Spinco.  On the Business Transfer Date, Spinco will deliver, or will cause its Subsidiaries to deliver, as appropriate, to Parent all of the following instruments:

(i)           in each case where any member of the Spinco Group is a party to any Ancillary Agreement, a counterpart of such Ancillary Agreement duly executed by the member of the Spinco Group party thereto;

(ii)           all necessary Transfer Documents as described in Section 2.5 and Section 2.6; and

(iii)          resignations of each of the individuals who serve as an officer or director of members of the Parent Group as set forth on Schedule 2.4(b)(iii) in their capacity as such and the resignations of any other Persons that will be employees of any member of the Spinco Group after the Business Transfer Time and that are directors or officers of any member of the Parent Group, to the extent requested by Parent.

Section 2.5          Transfer of Spinco Assets and Assumption of Spinco Liabilities.  In furtherance of the Conveyance of Spinco Assets and the assumption of Spinco Liabilities provided in Section 1.1:  (a) Parent will execute and deliver, and will cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, Conveyance and assignment, as and to the extent reasonably necessary to evidence the Conveyance of all of Parent’s and its Subsidiaries’ (other than Spinco and its Subsidiaries) right, title and interest in and to the Spinco Assets to Spinco and its Subsidiaries and (b) Spinco will execute and deliver such assumptions of Contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the Spinco Liabilities by Spinco.  All of the foregoing documents contemplated by this Section 2.5 will be referred to collectively herein as the “Parent Transfer Documents.”  For the avoidance of doubt, the obligations with respect to the Conveyance of Spinco Assets and the assumption of Spinco Liabilities provided in Section 1.1, and the execution and delivery of documents provided in this Section 2.5, does not extend to the Conveyance of, or execution of delivery of documents with respect to, any Spinco Assets that are already held as of the Business Transfer Time by Spinco or a Spinco Entity (which Spinco Asset will continue to be held by Spinco or such Spinco Entity) or any Spinco Liabilities that as of the Business Transfer Time is already a Liability of Spinco or a Spinco Entity (which Spinco Liability will continue to be a Liability of Spinco or such Spinco Entity).

Section 2.6          Transfer of Excluded Assets; Assumption of Excluded Liabilities.  In furtherance of the Conveyance of Excluded Assets and the assumption of Excluded Liabilities provided in Section 1.2:  (a) Spinco will execute and deliver, and will cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, Conveyance and assignment as and to the extent reasonably necessary to evidence the Conveyance of all of Spinco’s and its Subsidiaries’ right, title and interest in and to the Excluded Assets to Parent and its Subsidiaries

and (b) Parent will execute and deliver such assumptions of Contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by Parent.  All of the foregoing documents contemplated by this Section 2.6 will be referred to collectively herein as the “Spinco Transfer Documents” and, together with the Parent Transfer Documents, the “Transfer Documents.”

Section 2.7          Working Capital Adjustment.

(a)        The “U.S. TTM Target Working Capital” is $90.911 million; the “Brazil TTM Target Working Capital” is $127.089 million and the “Canada TTM Target Working Capital” is $16.973 million.

(b)        At least five days prior to the Business Transfer Date, Spinco will prepare and deliver to Parent a statement setting forth a good-faith estimate of the amount of Working Capital, in each of the United States, Brazil and Canada, as of the Business Transfer Date, calculated in accordance with the Accounting Exhibit (such estimate, the “Estimated Closing Adjustment Statement”).  On the Business Transfer Date, (i) if the Estimated Adjustment Payment, if any, is positive, Spinco shall pay to Parent the Estimated Adjustment Payment by wire transfer of immediately available funds to a bank account designated by Parent and (ii) if the Estimated Adjustment Payment, if any, is negative, Parent shall pay to Spinco the absolute value of the Estimated Adjustment Payment either, at the election of Parent, (A) by wire transfer of immediately available funds to a bank account designated by Spinco or (B) reducing the Cash Portion of the Special Dividend by the absolute value of the Estimated Adjustment Payment.  The “Estimated Adjustment Payment” will be equal to the sum of (i) the Working Capital in the United States as reflected on the Estimated Closing Adjustment Statement, plus any cash or cash equivalents in the United States that are Conveyed to Spinco (including any cash or cash equivalents that are Conveyed indirectly to Spinco through the Conveyance of a Spinco Entity), minus the U.S. TTM Target Working Capital; plus (ii) the Working Capital in Brazil as reflected on the Estimated Closing Adjustment Statement, plus any cash or cash equivalents in Brazil that are Conveyed to Spinco (including any cash or cash equivalents that are Conveyed indirectly to Spinco through the Conveyance of a Spinco Entity), minus the Brazil TTM Target Working Capital; plus (iii) the Working Capital in Canada as reflected on the Estimated Closing Adjustment Statement, plus any cash or cash equivalents in Canada that are Conveyed to Spinco (including any cash or cash equivalents that are Conveyed indirectly to Spinco through the Conveyance of a Spinco Entity), minus the Canada TTM Target Working Capital; minus the Hong Kong Asset Price (as defined in the Merger Agreement).

(c)        Within 60 days following the Business Transfer Date, Spinco will prepare and deliver to Parent a statement setting forth the amount of Working Capital, as of the Business Transfer Date, calculated in accordance with the Accounting Exhibit (the “Closing Adjustment Statement”).  Upon the reasonable request of Spinco, Parent will provide (or will cause a member of the Parent Group to provide) to Spinco and its accountants access to the books and records, any other information, including working papers of its accountants, and to any employees of Parent or any other member of the Parent Group necessary for Spinco to prepare the Closing Adjustment Statement, to respond to any Parent Objection and to prepare materials for presentation to the Accounting Firm in connection with this Section 2.7 and Parent will otherwise cooperate with and assist Spinco as may be reasonably necessary to carry out the purposes of this Section 2.7.

(d)        For a period of 45 days after delivery of the Closing Adjustment Statement, Spinco will make available to Parent all books, records, work papers, personnel (including their accountants and employees) and other materials and sources used by Spinco to prepare the Closing Adjustment Statement and not already in the possession or under the control of Parent.  The Closing Adjustment Statement will be binding and conclusive upon, and deemed accepted by, Parent unless Parent has notified Spinco in writing within 45 days after delivery of the Closing Adjustment Statement of any good faith objection thereto (the “Parent Objection”).  Any Parent Objection will set forth a description of the basis of the Parent Objection and the adjustments to the line items reflected on the Closing Adjustment Statement which Parent believes should be made.  Any items not disputed during the foregoing 45-day period will be deemed to have been accepted by Parent.

(e)        If Parent and Spinco are unable to resolve any of their disputes with respect to the Closing Adjustment Statement within 30 days following Spinco’s receipt of the Parent Objection to such Closing Adjustment Statement pursuant to Section 2.7(d), they will refer their remaining differences to a nationally recognized firm of independent public accountants as to which Parent and Spinco mutually agree (the “Accounting Firm”) for a decision, which decision will be final and binding on the Parties.  The Accounting Firm will act as an expert and not an arbitrator and will address only those items in dispute, in accordance with any provisions or policies set forth herein and in the Accounting Exhibit, and for each item may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party.  Any expenses relating to the engagement of the Accounting Firm will be shared equally by Parent, on one hand, and Spinco, on the other hand.

(f)         The Closing Adjustment Statement will become final and binding on the Parties upon the earliest of (i) if no Parent Objection has been given, the expiration of the period within which Parent must make its objection pursuant to Section 2.7(d), (ii) agreement in writing by Parent and Spinco that the Closing Adjustment Statement, together with any modifications thereto agreed by Parent and Spinco, will be final and binding, and (iii) the date on which the Accounting Firm issues its written determination with respect to any dispute relating to such Closing Adjustment Statement.  The Closing Adjustment Statement, as submitted by Spinco if no timely Parent Objection has been given, as adjusted pursuant to any agreement between the Parties or as determined pursuant to the decision of the Accounting Firm, when final and binding on all Parties and upon which a judgment may be entered by a court of competent jurisdiction, is herein referred to as the “Final Closing Adjustment Statement.”

(g)        Within five Business Days following issuance of the Final Closing Adjustment Statement, the adjustment payment payable pursuant to this Section 2.7(g) (the “Adjustment Payment”) will be paid by wire transfer of immediately available funds to a bank account designated by Parent or Spinco, as the case may be.  The Final Adjustment Payment will be equal to the amount of the sum of (i) the Working Capital in the United States as reflected on the Final Adjustment Statement, plus any cash or cash equivalents in the United States that are Conveyed to Spinco (including any cash or cash equivalents that are Conveyed indirectly to Spinco through the Conveyance of a Spinco Entity), minus the U.S. TTM Target Working

Capital; plus (ii) the Working Capital in Brazil as reflected on the Final Adjustment Statement, plus any cash or cash equivalents in Brazil that are Conveyed to Spinco (including any cash or cash equivalents that are Conveyed indirectly to Spinco through the Conveyance of a Spinco Entity), minus the Brazil TTM Target Working Capital; plus (ii) the Working Capital in Canada as reflected on the Final Adjustment Statement, plus any cash or cash equivalents in Canada that are Conveyed to Spinco (including any cash or cash equivalents that are Conveyed indirectly to Spinco through the Conveyance of a Spinco Entity), minus the Canada TTM Target Working Capital; minus the Hong Kong Asset Price (as defined in the Merger Agreement) (the “Final Adjustment Payment”) minus the Target Working Capital Amount, minus the Hong Kong Asset Price.  The Adjustment Payment will be equal to the Final Adjustment Payment minus the Estimated Adjustment Payment.  The Adjustment Payment, if any, will be payable by Spinco to Parent, if positive, and if the Adjustment Payment is negative, an amount equal to the absolute value of such Adjustment Payment will be payable by Parent to Spinco.  The Parties acknowledge that the provisions of this Section 2.7 are intended to implement the agreement of the Parties that cash generated by the Spinco Group through the Business Transfer Time is for the benefit of Parent and its stockholders.  The Parties further acknowledge that prior to the time of Distribution they may cause cash of the Spinco Group to be transferred to Parent.

ARTICLE III

THE DISTRIBUTION

Section 3.1         Manner of Distribution.  The Board of Directors of Parent, in accordance with applicable Law, will establish (or designate a committee of the Board of Directors of Parent to establish) a Record Date and the Distribution Date and Parent will establish appropriate procedures in connection with the Distribution.  All shares of Spinco Common Stock held by Parent on the Distribution Date will be distributed to the Record Holders in the manner determined by Parent and in accordance with Section 3.5(b).

Section 3.2         The Distribution.

(a)        Subject to the terms thereof, in accordance with Section 3.5(b), each Record Holder will be entitled to receive for each share of Parent Common Stock held by such Record Holder a number of shares of Spinco Common Stock equal to the total number of Spinco Common Stock held by Parent on the Distribution Date, multiplied by a fraction, the numerator of which is number of Parent Common Stock held by such Record Holder and the denominator of which is the total amount of Parent Common Stock outstanding on the Record Date.

(b)        None of the Parties, nor any of their Affiliates, will be liable to any Person in respect of any shares of Spinco Common Stock (or dividends or distributions with respect thereto) that are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 3.3         Conditions to the Distribution.  The obligations of Parent pursuant to this Agreement to effect the Distribution are subject to the fulfillment (or waiver by Parent) at or prior to the Business Transfer Time of the following conditions; provided, however, that unless the Merger Agreement shall have been terminated in accordance with its terms, any such waiver shall be subject to the written consent of Acquirer:

(a)           the Private Letter Ruling continues to be in effect and such ruling is in form and substance reasonably satisfactory to Parent, Spinco and Acquirer;

(b)           Parent has received an opinion from Wachtell, Lipton, Rosen & Katz, counsel to Parent, addressed to Parent and Spinco and dated as of the Distribution Date, to the effect that the Spinco Reorganization and the Distribution, taken together, will qualify as a reorganization under Section 368(a)(1)(D) of the Code (the “Distribution Tax Opinion”), provided, however, that Wachtell, Lipton, Rosen & Katz shall not be required to deliver the Distribution Tax Opinion if the Threshold Percentage (as defined in the Merger Agreement) is more than 49.5%;

(c)           the Spinco Reorganization has been consummated;

(d)           Parent and Spinco shall have prepared and mailed to the holders of record of Parent Common Stock such information concerning Spinco, its business, operations and management, the Distribution and such other matters as Parent shall determine in its sole and absolute discretion (after consultation with the Acquirer) and as may otherwise be required by law; and

(e)           the Recapitalization has occurred and Parent has received the Special Dividend.

Section 3.4         Actions Prior to Distribution.

(a)        Spinco will cooperate with Parent to accomplish the Distribution, including in connection with the preparation of all documents and the making of all filings required in connection with the Distribution.  Parent will be permitted to reasonably direct and control the efforts of the Parties in connection with the Distribution (including the selection of investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Parent), and Spinco will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary to facilitate the Distribution as reasonably directed by Parent in good faith.  Without limiting the generality of the foregoing, Spinco will and will cause their respective employees, advisors, agents, accountants, counsel and other representatives to, as reasonably directed by Parent in good faith, reasonably cooperate in and take the following actions:  (i) preparing and filing the registration under the Securities Act or the Exchange Act of Spinco Common Stock on an appropriate registration form or forms to be designated by Parent (the “Spinco Registration Statement”), (ii) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, and “road shows” in connection with the Distribution (including any marketing efforts), (iii) furnishing to any dealer manager or other similar agent participating in the Distribution (A) “cold comfort” letters from independent public accountants in customary form and covering such matters as are customary for an underwritten public offering (including with respect to events subsequent to the date of financial statements included in any offering document) and (B) opinions and negative assurance letters of counsel in customary form and covering such matters as may be reasonably requested, and (iv) furnishing all historical and forward-looking financial and other pertinent financial and other information that is available to Spinco and is reasonably required in connection with the Distribution.

(b)        Parent and Spinco will prepare and mail, prior to any Distribution Date, to the holders of Parent Common Stock, such information concerning Spinco, Acquirer, their respective businesses, operations and management, the Distribution and such other matters as Parent will reasonably determine and as may be required by Law.  Parent and Spinco will prepare, and Spinco will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters which Parent determines are necessary or desirable to effectuate the Distribution and Parent and Spinco will each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(c)        Parent and Spinco will take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(d)        Parent and Spinco will take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 3.3 to be satisfied and to effect the Distribution on any Distribution Date.

Section 3.5         Additional Matters.

(a)        Tax Withholding.  Parent and Spinco, as the case may be, will be entitled, and will instruct the transfer agent or the exchange agent in the Distribution, as applicable, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts required to be deducted and withheld with respect to the making of such payments under the Code or any provision of local or foreign Tax Law.  Any withheld amounts will be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

(b)        Delivery of Certificate.  Upon the consummation of the Distribution, Parent will deliver to the Agent (as defined in Section 3.2(a) of the Merger Agreement), a global certificate representing the Spinco Common Stock being distributed in the Distribution for the account of the Parent stockholders that are entitled thereto.  The Exchange Agent will hold such certificate or certificates, as the case may be, for the account of the Parent stockholders pending the Merger, as provided in Section 3.2 of the Merger Agreement.  Immediately after the time  of the Distribution and prior to the Effective Time, the shares of Spinco Common Stock will not be transferable and the transfer agent for the Spinco Common Stock will not transfer any shares of Spinco Common Stock. The Distribution will be deemed to be effective upon written authorization from Parent to the transfer agent or the exchange agent in the Distribution to  proceed as set forth in Section 3.2.

Section 3.6         Plan of Reorganization.  This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

Section 4.1         Release of Pre-Business Transfer Time Claims.

(a)        Spinco Release.  Except as provided in Section 4.1(c), effective as of the Business Transfer Time, Spinco will, for itself and each other member of the Spinco Group, and their respective successors and assigns, remise, release and forever discharge the Parent Indemnitees from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur at or before the Business Transfer Time or any conditions existing or alleged to have existed at or before the Business Transfer Time, including in connection with the transactions and all other activities to implement the Spinco Reorganization, the Recapitalization and the Distribution.

(b)        Parent Release.  Except as provided in Section 4.1(c), effective as of the Business Transfer Time, Parent will, for itself and each other member of the Parent Group, and their respective successors and assigns, remise, release and forever discharge the Spinco Indemnitees from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur at or before the Business Transfer Time or any conditions existing or alleged to have existed at or before the Business Transfer Time, including in connection with the transactions and all other activities to implement any of the Spinco Reorganization, the Recapitalization and the Distribution.

(c)        No Impairment.  Nothing contained in Section 4.1(a) or Section 4.1(b) releases or will release any Person from (nor impairs or will impair any right of any Person to enforce the applicable agreements, arrangements, commitments or understandings relating thereto):

(i)           any Liability provided in or resulting from any agreement among any members of the Parent Group or the Spinco Group that is specified in Section 1.6(b) or the applicable schedules thereto as not to terminate as of the Business Transfer Time, or any other Liability specified in such Section 1.6(b) as not to terminate as of the Business Transfer Time;

(ii)           any Liability assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with this Agreement or any other Ancillary Agreement, or any other Liability of any member of any Group under this Agreement or any other Ancillary Agreement;

(iii)          any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Business Transfer Time;

(iv)          any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(v)           any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the Parties by third Persons, which Liability is governed by the provisions of this Article IV, Section 5.2 and Section 5.3 and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(vi)          any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

(d)        No Actions as to Released Pre-Business Transfer Time Claims.  Spinco will not, and will cause its Affiliates not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any member of the Parent Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a).  Parent will not, and will cause each other member of the Parent Group not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Spinco or any member of the Spinco Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e)         General Intent.  It is the intent of each of Parent and Spinco, by virtue of the provisions of this Section 4.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Business Transfer Time, between or among Spinco or any member of the Spinco Group, on the one hand, and Parent or any member of the Parent Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Business Transfer Time), except as expressly set forth in Section 4.1(c).  At any time, at the request of any other Party, each Party will cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

Section 4.2          Indemnification By the Spinco Group.  Without limiting or otherwise affecting the indemnity provisions of the Ancillary Agreements, from and after the Business Transfer Time, Spinco, and each member of the Spinco Group, will, on a joint and several basis, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Parent Indemnitees from and against, and will reimburse such Parent Indemnitees with respect to, any and all Losses that result from, relate to or arise, whether prior to, at or following the Business Transfer Time, out of any of the following items (without duplication):

(a)           the Spinco Liabilities and the Liabilities of the Spinco Group, including the failure of Spinco or any other member of the Spinco Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities;

(b)           any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Spinco Group by Parent or any of its Subsidiaries (other than any member of the Spinco Group) that survives following the Business Transfer Time;

(c)           any breach by Spinco or any other member of the Spinco Group of any obligations to be performed by such Persons pursuant to this Agreement or the Employee Benefits Agreement subsequent to the Business Transfer Time; and

(d)           the enforcement by the Parent Indemnitees of their rights to be indemnified, defended and held harmless under this Section 4.2.

Section 4.3          Indemnification By Parent.  Without limiting or otherwise affecting the indemnity provisions of the Ancillary Agreements or the Merger Agreement, from and after the Business Transfer Time, Parent, and each member of the Parent Group, will, on a joint and several basis, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Spinco Indemnitees from and against, and will reimburse such Spinco Indemnitee with respect to, any and all Losses that result from, relate to or arise, whether prior to or following the Business Transfer Time, out of any of the following items (without duplication):

(a)           the Excluded Liabilities and the Liabilities of the Parent Group, including the failure of Parent or any other member of the Parent Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full such Liabilities;

(b)           any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Parent Group by Spinco or any of its Subsidiaries (other than any member of the Parent Group) that survives following the Business Transfer Time;

(c)           any breach by Parent or any other member of the Parent Group of any obligations to be performed by such Persons pursuant to this Agreement subsequent to the Business Transfer Time; and

(d)           the enforcement by the Spinco Indemnitees of their rights to be indemnified, defended and held harmless under this Section 4.3.

Section 4.4          Payments; Reductions for Insurance Proceeds and Other Recoveries.

(a)        Payments.   Indemnification payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification under this Article IV will be paid by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities.  The indemnity agreements contained in this Article IV will remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder and (iii) any termination of this Agreement.

(b)        Insurance Proceeds.  The amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to Section 4.2 or Section 4.3, as applicable, will be reduced (retroactively or prospectively) by any Insurance Proceeds or other amounts actually recovered from unaffiliated third-parties (and excluding any captive insurance companies of the Indemnified Party or its Affiliates) by or on behalf of such Indemnitee in respect of the related Loss (net of increased insurance premiums and charges related directly and solely to the related indemnifiable Losses and costs and expenses (including reasonable legal fees and expenses) incurred by such Indemnitee in connection with seeking to collect and collecting such amounts).   The existence of a claim by an Indemnitee for monies from an insurer or against a third party in respect of any indemnifiable Loss will not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party.  Rather, the Indemnifying Party will make payment in full of the amount determined to be due and owing by it against an assignment by the Indemnitee to the Indemnifying Party of the entire claim of the Indemnitee for Insurance Proceeds or against such third party.  Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third party will be (i) entitled to a “windfall” or other benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions or otherwise have any subrogation rights with respect thereto, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

(c)         Tax Treatment of Payments.

(i)           In the absence of a Final Determination to the contrary, any amount payable by Spinco to Parent under this Agreement will be treated as occurring immediately prior to the Spinco Reorganization, as an inter-company distribution, and any amount payable by Parent to Spinco under this Agreement will be treated as occurring immediately prior to the Spinco Reorganization, as a contribution to capital.

(ii)           Notwithstanding the foregoing, the amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to Section 4.2 or Section 4.3, as applicable, will be decreased to take into account the present value of any Tax benefit made allowable to the Indemnitee (or an Affiliate thereof) arising from the incurrence or payment of the relevant indemnified item.  For purposes hereof, any Tax benefit shall be determined (i) using the highest marginal rates in effect at the time of the determination (ii) assuming that the Indemnitee will be liable for Taxes at such rate and has no Tax attributes at the time of the determination, and (iii) assuming that any Tax benefit is used at the earliest date allowable by applicable law.  The present value referred to in the preceding sentence shall be determined using a discount rate equal to the mid term applicable federal rate in effect at the time of the payment of the relevant indemnity payment.

Section 4.5          Procedures for Defense, Settlement and Indemnification Of Third-Party Claims.

(a)        Direct Claims.  Any claim on account of indemnifiable Losses that does not involve a Third-Party Claim will be asserted by reasonably prompt written notice given by the Indemnitee to the Indemnifying Party from whom such indemnification is sought. The failure by any Indemnitee so to give notice as provided in this Section 4.5(a) will not relieve the Indemnifying Party of its obligations under this Article IV, except to the extent that the Indemnifying Party has been actually prejudiced by such failure to give notice.

(b)        Third Party Claims.

(i)           Notice Of Claims.  If an Indemnitee receives notice or otherwise learns of the assertion by a Person (including any Governmental Authority) who is not a member of the Parent Group or Spinco Group or any of their respective Affiliates of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification (collectively, a “Third-Party Claim”), such Indemnitee will give such Indemnifying Party prompt written notice (a “Claims Notice”) thereof but in any event within 15 calendar days after becoming aware of such Third-Party Claim.  Any such notice will describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.  Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 4.5(b)(i) will not relieve the Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is actually prejudiced by such delay or failure to give notice.

(ii)           Opportunity to Defend.  The Indemnifying Party has the right, exercisable by written notice to the Indemnitee within 30 days after receipt of a Claims Notice from the Indemnitee of the commencement or assertion of any Third-Party Claim in respect of which indemnity may be sought under this Article IV, to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that the (A) defense of such Third-Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnitee, (1) if Parent is the Indemnifying Party, affect Acquirer or any of its Controlled Affiliates (including after the Merger, any member of the Spinco Group) in an adverse manner and (2) if Spinco is the Indemnifying Party, affect Parent or any of its Controlled Affiliates in an adverse manner; and (B) the Third-Party Claim solely seeks (and continues to seek) monetary damages (the conditions set forth in clauses (A) and (B) are, collectively, the “Litigation Conditions”).  If the Indemnifying Party does not assume the defense of a Third-Party Claim in accordance with this Section 4.5(b), the Indemnitee may continue to defend the Third-Party Claim.  If the Indemnifying Party has assumed the defense of a Third-Party Claim as provided in this Section 4.5(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if (x) either of the Litigation Conditions ceases to be met or (y) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense.  The Indemnifying Party or the Indemnitee, as the case may be, has the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement.  The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnitee, consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim that (I) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a complete release from all liability in respect of such Third-Party Claim, (II) provides for injunctive or other nonmonetary relief affecting the Indemnitee or any of its Affiliates, or (III) in the reasonable opinion of the Indemnitee, would otherwise adversely affect the Indemnitee or any of its Affiliates.  The Indemnitee may settle any Third-Party Claim, the defense of which has not been assumed by the Indemnifying Party, only with the prior written consent of the Indemnifying Party, not to be unreasonably withheld.

Section 4.6         Additional Matters.

(a)        Cooperation in Defense and Settlement.  With respect to any Third-Party Claim for which Spinco, on the one hand, and Parent, on the other hand, may have Liability under this Agreement or any of the Ancillary Agreements, the Parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege, joint defense or other privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith.  The Party that is not responsible for managing the defense of such Third-Party Claims will, upon reasonable request, be consulted with respect to significant matters relating thereto and may retain counsel to monitor or assist in the defense of such claims at its own cost.

(b)        Certain Actions.  Notwithstanding anything to the contrary set forth in Section 4.5, Parent may elect to have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions pending at the Business Transfer Time which relate to or arise out of the C&OP Business, the Spinco Assets or the Spinco Liabilities if such Action also relates to the Excluded Assets and Excluded Liabilities and a member of the Parent Group is also named as a target or defendant thereunder (but excluding any such Actions which solely relate to or solely arise in connection with the C&OP Business, the Spinco Assets or the Spinco Liabilities); provided that (i) Parent will consult with Spinco on a regular basis with respect to strategy and developments with respect to any such Action, (ii) if Parent fails to take reasonable steps necessary to defend diligently such Action, Spinco may assume such defense, and Parent will be liable for all reasonable costs or expenses paid or incurred in connection with such defense, (iii) Spinco has the right to participate in (but, subject to clause (ii) above, not control) the defense of such Action, and (iv) Parent must obtain the written consent of Spinco, such consent not to be unreasonably withheld or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action if such settlement, consent or judgment would (i) provide for injunctive or other nonmonetary relief affecting Spinco or any of its Affiliates, or (ii) in the reasonable opinion of Spinco, would otherwise adversely affect Spinco or any of its Affiliates.  After any such compromise, settlement, consent to entry of judgment or entry of judgment, Parent and Spinco will agree upon a reasonable allocation to Spinco and Spinco will be responsible for or receive, as the case may be, Spinco’s proportionate share of any such compromise, settlement, consent or judgment attributable to the Spinco Business, the Spinco

Assets or the Spinco Liabilities, including its proportionate share of the reasonable costs and expenses associated with defending same.

(c)        Substitution.  In the event of an Action that involves solely matters that are indemnifiable and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party so requests, the Parties will endeavor to substitute the Indemnifying Party for the named defendant.  If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Article IV will not be affected.

(d)        Subrogation.  In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party will be subrogated to and will stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee’s Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person.  Such Indemnitee will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e)        Not Applicable to Taxes.  Except for Section 4.4(c) and as otherwise specifically provided herein, this Agreement will not apply to Taxes (which are covered by the Tax Matters Agreement).  In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement will prevail.

Section 4.7         Exclusive Remedy.  Each of Spinco and Parent intends and hereby agrees that this Article IV sets forth the exclusive remedy of the Parties following the Business Transfer Time for any Losses arising out of any breach of the covenants or agreements of the Parties contained in this Agreement, except that nothing contained in this Section 4.7 will impair any right of any Person (a) to exercise all of their rights and seek all damages available to them under Law in the event of claims or causes of action arising from fraud; (b) to specific performance under this Agreement; and (c) to equitable relief as provided in Section 6.15 or in any Ancillary Agreement.  In furtherance of the foregoing, each of the Parties hereto hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the other Party in connection herewith, arising under or based upon any Law other than the right to seek indemnity pursuant to this Article IV and the right to seek the relief described in clauses (a), (b) and (c) of the preceding sentence.

Section 4.8         Survival of Indemnities.  The rights and obligations of each of Parent and Spinco and their respective Indemnitees under this Article IV will survive the sale or other transfer by any Party of any Assets or businesses or the assignment by it of any Liabilities.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1         Further Assurances.  Subject to the limitations of Section 1.7:

(a)           In addition to the actions specifically provided for elsewhere in this Agreement or in any Ancillary Agreement, each of the Parties hereto will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) commercially reasonable efforts, prior to, at and after the Business Transfer Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Law or Contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as reasonably practicable.

(b)          Without limiting the generality of Section 5.1(a), where the cooperation of third parties such as insurers or trustees would be necessary in order for a Party to completely fulfill its obligations under this Agreement or the Ancillary Agreements, such Party will use commercially reasonable efforts to cause such third Parties to provide such cooperation.  If any Affiliate of Parent or Spinco is not a party to this Agreement or, as applicable, any Ancillary Agreement, and it becomes necessary or desirable for such Affiliate to be a party hereto or thereto to carry out the purpose hereof or thereof, then Parent or Spinco, as applicable, will cause such Affiliate to become a party hereto or thereto or cause such Affiliate to undertake such actions as if such Affiliate were such a party.

(c)           Prior to the Business Transfer Time, in the event that the Parties identify any tangible Asset (which, for the avoidance of doubt, excludes any Assets that constitute Intellectual Property) that (i) is owned by a member of the Parent Group, (ii) is not included in the Spinco Assets or will otherwise be made available to the Spinco Business pursuant to the TSA or any of the other Ancillary Agreements, (iii) is not used primarily in, or held primarily for the benefit of, the C&OP Business and (iv) is necessary to manufacture products of the C&OP Business in a manner consistent with the manner in which they have manufactured as of the date hereof, the Parties will reasonably cooperate and negotiate in good faith to identify a mutually acceptable, commercially reasonable arrangement pursuant to which such Asset will be made available to the Spinco Business subsequent to the Business Transfer Time for a reasonable period of time.

Section 5.2         Agreement For Exchange of Information.

(a)        Generally.  Except as otherwise provided in the TSA and except as provided in the last sentence of this Section 5.2(a), each Party, on behalf of its respective Group, will provide, or cause to be provided, to the other Party’s Group, at any time after the Business Transfer Time and until the later of (x) the sixth anniversary of the Business Transfer Time and (y) the expiration of the relevant statute of limitations period, if applicable, as soon as reasonably practicable after written request therefor, any Shared Information in its possession or under its control.  Each of Parent and Spinco agree to make their respective personnel available during regular business hours to discuss the Information exchanged pursuant to this Section 5.2.  The obligations set forth in this Section 5.2(a) with respect to the data required for worker’s compensation claim handling and filings will survive the sixth anniversary time period herein and will instead survive indefinitely.

(b)        Financial Information for Parent.  Without limitation to Section 5.2(a), until the end of the first full fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards as required by Law for Parent to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of the Spinco Group were consolidated with those of Parent), Spinco will use its reasonable best efforts to enable Parent to meet its timetable for dissemination of its financial statements and to enable Parent’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) Spinco will authorize and direct its auditors to make available to Parent’s auditors, within a reasonable time prior to the date of Parent’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Spinco and (y) work papers related to such annual audits and quarterly reviews, to enable Parent’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Spinco’s auditors as it relates to Parent’s auditors’ opinion or report and (ii) until all governmental audits are complete, Spinco will provide reasonable access during normal business hours for Parent’s internal auditors, counsel and other designated representatives to (x) the premises of Spinco and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of Spinco and its Subsidiaries and (y) the officers and employees of Spinco and its Subsidiaries, so that Parent may conduct reasonable audits relating to the financial statements provided by Spinco and its Subsidiaries; provided, however, that such access will not be unreasonably disruptive to the business and affairs of the Spinco Group.

(c)        Financial Information for Spinco.  Without limitation to Section 5.2(a), until the end of the second full fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards or as required by Law), Parent will use its reasonable best efforts to enable Spinco to meet its timetable for dissemination of its financial statements and to enable Spinco’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) Parent will authorize and direct its auditors to make available to Spinco’s auditors, within a reasonable time prior to the date of Spinco’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Parent and (y) work papers related to such annual audits and quarterly reviews, to enable Spinco’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Parent’s auditors as it relates to Spinco’s auditors’ opinion or report and (ii) until all governmental audits are complete, Parent will provide reasonable access during normal business hours for Spinco’s internal auditors, counsel and other designated representatives to (x) the premises of Parent and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of Parent and its Subsidiaries and (y) the officers and employees of Parent and its Subsidiaries, so that Spinco may conduct reasonable audits relating to the financial statements provided by Parent and its Subsidiaries; provided, however, that such access will not be unreasonably disruptive to the business and affairs of the Parent Group.

(d)        Certifications.  In order to enable the principal executive officer(s) and principal financial officer(s) (as such terms are defined in the rules and regulations of the U.S. Securities and Exchange Commission) of Parent to make any certifications required of them under Section 302 or 906 of the Sarbanes-Oxley Act of 2002, Spinco will, within a reasonable period of time following a request from Parent in anticipation of filing such reports, cause its principal executive officer(s) and principal financial officer(s) to provide Parent with certifications of such officers in support of the certifications of Parent’s principal executive officer(s) and principal financial officer(s) required under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 with respect to Parent’s Quarterly Report on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs (unless such quarter is the fourth fiscal quarter), each subsequent fiscal quarter through the third fiscal quarter of the year in which the Distribution Date occurs and Parent’s Annual Report on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs. Such certifications will be provided in substantially the same form and manner as such Spinco officers provided prior to the Distribution (reflecting any changes in certifications necessitated by the Spinco Reorganization, the Recapitalization the Distribution or and any other transactions related thereto) or as otherwise agreed upon between Parent and Spinco.

(e)        Limitations of Liability.  Neither Party will have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the providing Person.

(f)         Ownership of Information.  Any Information owned by a Party that is provided to the other Party pursuant to this Section 5.2 remains the property of the Party that owned and provided such Information.  Each Party will, and will cause members of their respective Groups to, remove and destroy any hard drives or other electronic data storage devices from any computer or server that is reasonably likely to contain Information that is protected by this Section 5.2 and that is transferred or sold to a third-party or otherwise disposed of in accordance with Section 5.2(g), unless required by Law to retain such materials.

(g)        Record Retention.  Each Party agrees to use its commercially reasonable efforts to retain all Information that relates to the operations of the C&OP Business in its respective possession or control at the Business Transfer Time in accordance with the policies of Parent as in effect on the Business Transfer Time or such other policies as may be adopted by Parent thereafter (provided, in the case of Spinco, that Parent notify Spinco of any such change).  No Party will destroy, or permit any of its Subsidiaries to destroy, any Information which the other Party may have the right to obtain pursuant to this Agreement prior to the end of the retention period set forth in Parent’s retention policies without first using its commercially reasonable efforts to notify the other Party of the proposed destruction and giving the other Party the opportunity to take possession or make copies of such Information prior to such destruction.  Notwithstanding the foregoing, Section 7.02 of the Tax Matters Agreement will govern the retention of Tax Returns, schedules and work papers and all material records or other documents relating thereto.

(h)        Other Agreements Providing for Exchange of Information.  The rights and obligations granted under this Section 5.2 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement, the Confidentiality Agreement and any Ancillary Agreement.

(i)         Costs of Providing Information.  Each Party will be responsible for paying the fees and expenses incurred by it in connection with complying with the provisions of this Section 5.2.

(j)         Production of Witnesses; Records; Cooperation.

(i)           After the Business Transfer Time, except in the case of any Action by one Party or its Affiliates against another Party or its Affiliates, each Party will use its commercially reasonable efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder.  The requesting Party agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, incurred in connection therewith.

(ii)           If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party will make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or the prosecution, evaluation or pursuit thereof, as the case may be, and will otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(iii)          Without limiting the foregoing, the Parties will cooperate and consult to the extent reasonably necessary with respect to Third-Party Claims.

(iv)          Without limiting any provision of this Section 5.2(j), each of the Parties will cooperate, and will cause each member of its respective Group to cooperate, with each other in the defense of any claim that the C&OP Business infringes Intellectual Property of any third Person or that challenges the validity of any Intellectual Property licensed to any Party pursuant to this Agreement or any Ancillary Agreement, and no Party will claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner that would hamper or undermine the defense of such infringement, validity or similar claim or challenge except as required by Law.

(v)           The obligation of the Parties to provide witnesses pursuant to this Section 5.2(j) is intended to be interpreted in a manner so as to facilitate cooperation and will include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict.

(vi)          In connection with any matter contemplated by this Section 5.2(j), the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

(k)        Restrictions.  Except as expressly provided in this Agreement or the Ancillary Agreements, no Party or member of such Party’s Group hereunder grants or confers rights of license in any Information owned by any member of such Party’s Group to any member of the other Party’s Group hereunder.

Section 5.3         Privileged Matters.

(a)        The respective rights and obligations of the Parties to maintain, preserve, assert or waive any or all privileges belonging to either Party or its Subsidiaries with respect to the Spinco Business or the Non-Spinco Business, including the attorney-client and work product privileges (collectively, “Privileges”), will be governed by the provisions of this Section 5.3.  With respect to Privileged Information of Parent, Parent will have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Spinco will not take any action (or permit any member of its Group to take action) without the prior written consent of Parent that could result in any waiver of any Privilege that could be asserted by Parent or any member of its Group under applicable Law and this Agreement.  With respect to Privileged Information of Spinco arising after the Business Transfer Time, Spinco will have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Parent will take no action (nor permit any member of its Group to take action) without the prior written consent of Spinco that could result in any waiver of any Privilege that could be asserted by Spinco or any member of its Group under applicable Law and this Agreement.  The rights and obligations created by this Section 5.3 will apply to all Information as to which a Party or its respective Groups would be entitled to assert or have asserted a Privilege without regard to the effect, if any, of the Spinco Reorganization, the Recapitalization or the Distribution (“Privileged Information”).

(b)        Privileged Information of Parent and its Group includes (i) any and all Information regarding the Non-Spinco Business and the Parent Group (other than Information relating to the C&OP Business (“Spinco Information”)), whether or not such Information (other than Spinco Information) is in the possession of Spinco or any Affiliate thereof, (ii) all communications subject to a Privilege between counsel for Parent (other than counsel for the

C&OP Business) (including any person who, at the time of the communication, was an employee of Parent or its Group in the capacity of in-house counsel, regardless of whether such employee is or becomes an employee of Acquirer, Spinco or any Affiliate thereof) and any person who, at the time of the communication, was an employee of Parent, regardless of whether such employee is or becomes an employee of Spinco or any Affiliate thereof, and (iii) all Information generated, received or arising after the Business Transfer Time that refers or relates to and discloses Privileged Information of Parent or its Group generated, received or arising prior to the Business Transfer Time.

(c)        Privileged Information of Spinco and its Group includes (i) any and all Spinco Information, whether or not it is in the possession of Parent or any member of its Group, (ii) all communications subject to a Privilege between counsel for the C&OP Business  (including any person who, at the time of the communication, was an employee of Parent or its Group in the capacity of in-house counsel, regardless of whether such employee is or remains an employee of Parent or any Affiliate thereof) and any person who, at the time of the communication, was an employee of Parent, Spinco or any member of either Group or the C&OP Business regardless of whether such employee was, is or becomes an employee of Parent or any of its Subsidiaries, and (iii) all Information generated, received or arising after the Business Transfer Time that refers or relates to and discloses Privileged Information of Spinco or its Group generated, received or arising after the Business Transfer Time.

(d)        Upon receipt by Parent or Spinco, or any of their respective Affiliates, as the case may be, of any subpoena, discovery or other request from any third-party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if Parent or Spinco, or any of their respective Affiliates, as the case may be, obtains knowledge that any current or former employee of Parent or Spinco, or any of their respective Affiliates, as the case may be, receives any subpoena, discovery or other request from any third-party that actually or arguably calls for the production or disclosure of Privileged Information of the other, Parent or Spinco, as the case may be, will promptly notify the relevant other Party of the existence of the request and will provide such other Party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 5.3 or otherwise to prevent the production or disclosure of Privileged Information.  Parent or Spinco, as the case may be, will not, and will cause their respective Affiliates not to, produce or disclose to any third-party any of the other Party’s Privileged Information under this Section 5.3 unless (i) the other Party has provided its express written consent to such production or disclosure or (ii) a court of competent jurisdiction has entered an Order not subject to interlocutory appeal or review finding that the Information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

(e)        Parent’s transfer of books and records pertaining to the C&OP Business and other Information to Spinco, Parent’s agreement to permit Spinco to obtain Information existing prior to the Spinco Reorganization, Spinco’s transfer of books and records pertaining to Parent, if any, and other Information to Parent and Spinco’s  agreement to permit Parent to obtain Information existing prior to the Spinco Reorganization are made in reliance on Parent’s and Spinco’s  respective agreements, as set forth in Section 5.2 and this Section 5.3, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Parent or Spinco, as the case may be.  The access to Information, witnesses and individuals being granted pursuant to Section 5.2 and the disclosure to Spinco and Parent of Privileged Information relating to the Spinco Business or the Non-Spinco Business pursuant to this Agreement in connection with the Spinco Reorganization will not be asserted by Parent or Spinco to constitute, or otherwise deemed, a waiver of any Privilege that has been or may be asserted under this Section 5.3 or otherwise.  Nothing in this Agreement will operate to reduce, minimize or condition the rights granted to Parent and Spinco in, or the obligations imposed upon Parent and Spinco by, this Section 5.3.

Section 5.4         Intellectual Property Assignment/Recordation.  Each Party will be responsible for, and will pay all expenses (whether incurred before, at or after the Business Transfer Time) involved in notarization, authentication, legalization and/or consularization of the signatures of any representatives of its Group on any of the Transfer Documents relating to the transfer of Intellectual Property.  Spinco will be responsible for, and will pay, all expenses (whether incurred before, at or after the Business Transfer Time) incurred in connection with the transfer of licenses or procurement of new licenses from third parties as may be necessary or advisable in connection with the Transfer Documents relating to the transfer of Intellectual Property to Spinco.  Spinco will be responsible for, and will pay, all expenses (whether incurred before, at or after the Business Transfer Time) relating to, the recording of any such Transfer Documents relating to the transfer of Intellectual Property to any member of the Spinco Group with any Governmental Authorities as may be necessary or appropriate.

Section 5.5         Intellectual Property Matters.

(a)        Use of Names of the Parent Group by Spinco.  From and after the Business Transfer Time, Spinco will take all actions necessary to assure that no member of the Spinco Group operates the Spinco Business utilizing, based on or taking advantage of the name, reputation, Trademarks or goodwill of any member of the Parent Group; provided that Acquirer and members of the Spinco Group may refer to the Parent Group and Trademarks of the Parent Group in connection with describing the historical relationship of the Spinco Group to the Parent Group.  In addition, Spinco and each member of the Spinco Group may use products, product labeling, packaging, advertising, sale and promotional materials, printed stationery, brochures and literature bearing any of the corporate names, Trademarks or consumer information telephone numbers of the Parent Group after the Business Transfer Time; provided, that Spinco will, and will cause each member of the Spinco Group to, cease use of products, product labeling, packaging, advertising, sale and promotional materials, printed stationery, brochures and literature bearing any of the corporate names, Trademarks or consumer information telephone numbers beginning on the first anniversary of the Business Transfer Time; provided, further, that there will be no time limit with respect to Spinco’s sale of products bearing the corporate name, Trademarks or consumer information telephone numbers or that use any packaging bearing that same included in the Spinco Inventory.  The Spinco Group will use commercially reasonable efforts to cease the sale or use of such products, product labeling or packaging as promptly as reasonably practicable following the Business Transfer Time, consistent with their ordinary course of business.  Spinco will, and will cause each member of the Spinco Group to, maintain quality standards for products of the Spinco Business not materially different from those maintained by the C&OP Business prior to the Business Transfer Time for so long as any member of the Spinco Group continues to sell or use any products, product labeling, packaging, advertising, sales or promotional materials bearing the corporate names, Trademarks or consumer information telephone numbers of any member of the Parent Group.

(b)        Use of Mead Name by Parent Group.  From and at any time after the Business Transfer Time, Parent and each member of the Parent Group may use the name “Mead” (whether alone or in combination with other words) (the “Mead Name”) in connection with or in reference to the historic business of Parent or any member of the Parent Group.  For a period of two years after the Business Transfer Time, Parent and each member of the Parent Group may use the Mead Name as a trade name or business name with respect to any of the business operations of the Parent Group conducted by the Parent Group as of the Business Transfer Time (but excluding any C&OP Business).  Nothing herein gives or will give Parent or any member of the Parent Group the right to use “Mead” as a trademark for specific goods or services, except as a matter of historical reference.  Notwithstanding the foregoing, Spinco agrees and acknowledges that nothing in this Section 5.5(b) precludes or will preclude any use of “MeadWestvaco” by Parent or any member of the Parent Group, or any successor and assign, as a trade name or business name or as a trademark for any goods or services offered by Parent Group at any time after the Business Transfer Time, and that no member of the Spinco Group will, at any time, take any action to challenge any use of “MeadWestvaco” by Parent or any member of the Parent Group, or any successor and assign, whether on trademark infringement or any other grounds.

(c)        Cross-License of Certain Intellectual Property.  At the Business Transfer Time, the Parties will enter into one or more agreements (the “Intellectual Property Cross-License Agreement(s)”) pursuant to which (i) Parent will grant to the Spinco Group, effective as of the Business Transfer Time, a perpetual, world-wide, royalty-free, irrevocable, fully-paid, non-exclusive, license to use, practice, reproduce, modify and make derivative works of, and to make, sell and distribute goods and services utilizing or incorporating Intellectual Property that are not contained within the provisions of Section 1.4(a)(vi), which is used in or necessary to perform the processes performed in, and otherwise conduct, the C&OP Business and which qualifies as an Excluded IP Asset only under Section 1.4(b)(ii) and (ii) Spinco, or any applicable member of the Spinco Group, will grant to the Parent Group, effective as of the Business Transfer Time, a perpetual, world-wide, royalty-free, irrevocable, fully-paid, non-exclusive, license to use, practice, reproduce, modify and make derivative works of, and to make, sell and distribute goods and services utilizing or incorporating Intellectual Property that are contained within the provisions of Section 1.4(a)(vi) which is used in or necessary to perform the processes performed in, and otherwise conduct, the businesses conducted by the Parent Group.  The foregoing does not apply to the Mead Name, which is the subject of Section 5.5(b).  The rights of the Parties under any Intellectual Property Cross-License Agreement may not be sublicensed and will be transferable only in connection with a sale of the Party’s relevant product line or business employing the relevant Intellectual Property Rights.

Section 5.6         Removal of Tangible Assets.

(a)        Except as may be otherwise provided in the TSA, or otherwise agreed to by the Parties, all tangible Spinco Assets that are located at any Non-Spinco Facilities will be moved as promptly as practicable after the Business Transfer Time from such facilities, at Parent’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the Parent Group and to not cause damage to such facility, and such member of the Parent Group will provide reasonable access to such facility to effectuate same.  Spinco will remove any Spinco Assets that remain at any such facilities in connection with the performance of services under the TSA as promptly as practicable after the termination of such service pursuant to the same terms and conditions stated in the immediately preceding sentence.

(b)        Except as may be otherwise provided in the TSA or otherwise agreed to by the Parties, all tangible Excluded Assets that are located at any of the Spinco Facilities will be moved as promptly as practicable after the Business Transfer Time from such facilities, at Parent’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the Spinco Group and to not cause damage to such Spinco Facility, and such member of the Spinco Group will provide reasonable access to such Spinco Facility to effectuate such movement.  Parent will remove any Excluded Assets that remain at any such Spinco Facilities in connection with the performance of services under the TSA as promptly as practicable after the termination of such service pursuant to the same terms and conditions stated in the immediately preceding sentence.

Section 5.7         Insurance.

(a)        Rights Under Policies.  Notwithstanding any other provision of this Agreement, from and after the Business Transfer Date, none of Spinco nor any other member of the Spinco Group will have any rights whatsoever with respect to any Policies, except that (i) Parent will, if requested by Spinco, use commercially reasonable efforts to assert, on behalf of Spinco, claims for any loss, liability or damage with respect solely to the Spinco Assets or Spinco Liabilities under Policies with third-party insurers which are “occurrence basis” insurance policies (“Occurrence Basis Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Business Transfer Date to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow, and (ii) Parent will, if requested by Spinco, use commercially reasonable efforts to continue to prosecute, on behalf of Spinco, claims with respect solely to Spinco Assets or Spinco Liabilities properly asserted with an insurer prior to the Business Transfer Date under Policies with third-party insurers which are insurance policies written on a “claims made” basis (“Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Business Transfer Date to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow; provided that in the case of both clauses (i) and (ii) above, (A) all of Parent’s and each member of the Parent Group’s costs and expenses incurred in connection with the foregoing are promptly paid by Spinco, (B) Parent and the Parent Group may, at any time, without Liability or obligation to Spinco or any member of the Spinco Group (other than as set forth in Section 5.7(c)), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies (and such claims will be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), (C) any such claim will be subject to all of the terms and conditions of the applicable Policy and (D) Spinco promptly pays to Parent any applicable deductible.

(b)        Assistance by Parent.  Until the one-year anniversary of the Business Transfer Time and as requested by Spinco, Parent will use commercially reasonable efforts to assist Spinco in connection with any efforts by Spinco to acquire insurance coverage with respect to the C&OP Business for incidents occurring prior to the Business Transfer Date, as described in

Section 5.7(a); provided, that all of Parent’s reasonable costs and expenses incurred in connection with the foregoing are promptly paid by Spinco.

(c)        Parent Actions.  In the event that after the Business Transfer Date, Parent or any member of the Parent Group proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Policies under which Spinco has rights to assert claims pursuant to Section 5.7(a) in a manner that would adversely affect any such rights of Spinco (i) Parent will give Spinco prior written notice thereof (it being understood that the decision to take any such action will be in the sole discretion of Parent) and (ii) Parent will pay to Spinco its equitable share (which must be determined by Parent in good faith based on the amount of premiums paid or allocated to the C&OP Business in respect of the applicable Policy) of any net proceeds actually received by Parent from the insurer under the applicable Policy as a result of such action by Parent (after deducting Parent’s reasonable costs and expenses incurred in connection with such action).  The Tax treatment of any such payments to Spinco by Parent will be handled in accordance with Section 4.4(c).

(d)        Insurance Premiums.  Subject to clause (B) of the proviso to Section 5.7(a), from and after the Business Transfer Date, Parent will pay, if so directed by Spinco, all premiums (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Policies in respect of periods prior to the Business Transfer Date, whereupon Spinco will upon the request of Parent, promptly reimburse Parent for that portion of such premiums paid by Parent as are reasonably determined by Parent (and reasonably approved by Spinco) to be attributable to the C&OP Business.

(e)        Agreement for Waiver of Conflict and Shared Defense.  In the event that a Policy provides coverage for both Parent and/or a member of the Parent Group, on the one hand, and Spinco and/or a member of the Spinco Group, on the other hand, relating to the same occurrence or claim, Parent and Spinco agree to defend jointly and to waive any conflict of interest necessary to the conduct of that joint defense.

(f)         Termination.  The obligations of Parent and the Parent Group set forth in this Section 5.7 will terminate on the one-year anniversary of the Business Transfer Time, except with respect to any claims against Occurrence Basis Policies.

(g)        No Limitation to Indemnity.  Nothing in this Section 5.7 will be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1         Expenses.  Except as otherwise provided in this Agreement, including Section 1.7(b), Section 1.7(d), Section 1.10, Section 1.11, Section 2.7(e), Section 4.4(b), Section 4.5(b), Section 4.6(b), Section 4.6(d), Section 5.2(i), Section 5.4, Section 5.7, the Merger Agreement or any Ancillary Agreement, each Party will be responsible for the fees and expenses of the Parties as provided in Section 11.2 of the Merger Agreement.

Section 6.2         Entire Agreement.  This Agreement, the Merger Agreement, the Ancillary Agreements and the Confidentiality Agreement, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter.

Section 6.3         Governing Law.  This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any Party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) is governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 6.4         Notices.  Any notice, demand, claim or other communication under this Agreement shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Parent or, prior to the Effective Time, Spinco:

MeadWestvaco Corporation
501 South 5th Street
Richmond, Virginia 23219-0501
Attention:        General Counsel
Fax:                (804) 444-1000

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York  10019
Attention:        Elliott V. Stein
                      Gregory E. Ostling
Facsimile:       (212) 403-2000

If to Spinco, after the Effective Time:

ACCO Brands Corporation
300 Tower Parkway
Lincolnshire, IL 60049

Attention:        General Counsel
Fax:                 (847) 484-4144

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, IL 60606
Attention:        William R. Kunkel
Facsimile:       (312) 407-8514

or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.  Any Party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.  Any notice to Parent will be deemed notice to all members of the Parent Group, and any notice to Spinco will be deemed notice to all members of the Spinco Group.

Section 6.5                      Priority of Agreements.  If there is a conflict between any provision of this Agreement and a provision in any of the Ancillary Agreements, the provision of this Agreement will control unless specifically provided otherwise in this Agreement or in the Ancillary Agreement.

Section 6.6                      Amendments and Waivers.

(a)           This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party.  In addition, unless the Merger Agreement shall have been terminated in accordance with its terms, any such amendment or waiver shall be subject to the written consent of Acquirer. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party hereto under or by reason of this Agreement.

(b)           No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 6.6(a) and will be effective only to the extent in such writing specifically set forth.

Section 6.7         Termination.  This Agreement will terminate without further action at any time before the Effective Time upon termination of the Merger Agreement. If terminated, no Party will have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Merger Agreement.

Section 6.8         Parties in Interest.  This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns.  Acquirer shall be a third party beneficiary of the rights of Spinco under this Agreement.  This Agreement is not made for the benefit of any Person not a Party hereto, and no Person other than the Parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement, except (i) as contemplated in the preceding sentence and (ii) for the provisions of Article IV with respect to indemnification of Indemnitees.

Section 6.9         Assignability.  No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Party, except that a Party may assign its rights or delegate its duties under this Agreement to a member of its Group; provided that the member agrees in writing to be bound by the terms and conditions contained in this Agreement; and provided, further, that the assignment or delegation will not relieve any Party of its indemnification obligations or obligations in the event of a breach of this Agreement.  Except as provided in the preceding sentence, any attempted assignment or delegation will be void.

Section 6.10       Construction.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, including all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.  References to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified.  References to dollar amounts are to U.S. dollars, unless otherwise specified.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.  Except as otherwise expressly provided elsewhere in this Agreement, the Merger Agreement, or any Ancillary Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereto hereby expressly disclaim any implied duty of good faith and fair dealing or similar concept.

Section 6.11       Severability.  If any provision of this Agreement or any Ancillary Agreement, or the application of any provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement or such Ancillary Agreement, it being the intent and agreement of the parties hereto that this Agreement and any Ancillary Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same objective.

Section 6.12       Counterparts.  This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement.  This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of a Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party.  No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

Section 6.13       Survival of Covenants.  Except as expressly set forth in any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, will survive each of the Spinco Reorganization, the Recapitalization and the Distribution and will remain in full force and effect.

Section 6.14        Jurisdiction; Consent to Jurisdiction.

(a)        Exclusive Jurisdiction. Each of the Parties irrevocably agrees that any claim, dispute or controversy (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise, and whether based on state, federal, foreign or any other law), arising out of, relating to or in connection with this Agreement, the Ancillary Agreements, the documents referred to in this Agreement, or any of the transactions contemplated thereby, and including disputes relating to the existence, validity, breach or termination of this Agreement (any such claim being a “Covered Claim”) may be brought and determined in any federal or state court located in the State of Delaware, and each of the Parties hereto hereby irrevocably submits in respect of Covered Claims for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts and agrees that it may be served with such legal process at the address and in the manner set forth in Section 6.4.  Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding in respect of Covered Claims (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b)        Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS (b).

Section 6.15       Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Ancillary Agreement, the Party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, subject to Section 4.7.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.

Section 6.16       Limitations of Liability.  Notwithstanding anything in this Agreement to the contrary, neither Spinco or its Affiliates, on the one hand, nor Parent or its Affiliates, on the other hand, will be liable under this Agreement to the other for any special, indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such liability with respect to a Third-Party Claim).

ARTICLE VII

DEFINITIONS

For purposes of this Agreement, the following terms, when utilized in a capitalized form, will have the following meanings:

“Above Basis Amount” means the difference between $460 million and the Below Basis Amount.

“Accounting Exhibit” means the accounting statement exhibit on Schedule 2.7 attached hereto and the line items, accounting principles, methods, practices, categories, estimates, judgments and assumptions set forth therein.

“Accounting Firm” has the meaning set forth in Section 2.7(e).

“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Acquirer” has the meaning set forth in the recitals.

“Acquirer Group” means Acquirer and each of its Subsidiaries, including after the Effective Time, the Spinco Group.

“Adjustment Payment” has the meaning set forth in Section 2.7(g).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.  For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Tax Matters Agreement, the TSA, the Employee Benefits Agreement and the Intellectual Property Cross-License Agreement(s).

“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third-parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Below Basis Amount” means $190 million, unless otherwise agreed to in writing by Parent prior to the fifth (5th) day prior to the anticipated Business Transfer Time; provided that the Below Basis Amount shall under no circumstance be less than $190 million.

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States.

“Business Transfer Date” has the meaning set forth in Section 2.1.

“Business Transfer Time” has the meaning set forth in Section 2.1.

“Cash Portion” has the meaning set forth in Section 2.3(a)(iii).

“Claims Administration” means the processing of claims made under the Policies, including the reporting of claims to the insurance carrier, management and defense of claims, and providing for appropriate releases upon settlement of claims.

“Claims Made Policies” has the meaning set forth in Section 5.7(a).

“Claims Notice” has the meaning set forth in Section 4.5(b)(i).

“Closing Adjustment Statement” has the meaning set forth in Section 2.7(c).

“Code” means the Internal Revenue Code of 1986 (or any successor statute), as amended from time to time, and the regulations promulgated thereunder.

“C&OP Business” means the manufacturing, sourcing, marketing and distribution of school supplies, office products, and planning and organizing tools in North America and Brazil.  The products are marketed and sold through both retail and commercial channels under the following brands:  Mead®, Five Star®, Trapper Keeper®, AT-A-GLANCE®, Cambridge®, Day Runner®, Tilibra, Grafons, Hilroy, among others.

“Confidentiality Agreement” means the confidentiality agreement to be entered into between Parent and Spinco prior to the Business Transfer Time in form and substance reasonably acceptable to Parent, Spinco and Acquirer.

“Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third parties.

“Contracts” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment, whether written or oral, that is binding on any Person or any part of its property under applicable Law.

“Control” and its derivatives means, with respect to any Person (other than an individual):  (a) the legal, beneficial, or equitable ownership, directly or indirectly, of (i) at least 50% of the aggregate of all voting equity interests in such Person or (ii) equity interests having the right to at least 50% of the profits of an entity or, in the event of dissolution, to at least 50% of the Assets of such Person; or (b) the right to appoint, directly or indirectly, a majority of the board of directors or equivalent governing body of such Person; or (c) the right to control, directly or indirectly, the management or direction of such Person by means of Contract, corporate governance document or a similar instrument; or (d) in the case of a partnership, the holding of the position of sole general partner.

“Convey” has the meaning set forth in Section 1.1(a).  Variants of this term such as “Conveyance” will have correlative meanings.

“Covered Claim” has the meaning set forth in Section 6.14(a).

“Debt Exchange” has the meaning set forth in the Merger Agreement.

“Debt Financing Agreements” has the meaning set forth in the Merger Agreement.

“Distribution” has the meaning set forth the recitals.

“Distribution Date” means, as applicable the date selected by the Board of Directors of Parent or its designee for the distribution of Spinco Common Stock to Parent stockholders in connection with the Distribution.

“Distribution Tax Opinion” has the meaning set forth in Section 3.3(b).

“Direct Claims” has the meaning set forth in the definition of “Losses”.

“Divested Business” means any business or product line of the C&OP Business sold by the Parent Group (or any predecessor) prior to the Business Transfer Time (including, without limitation, the former Envelope Products Group business of the C&OP Business sold by Parent on February 1, 2011).

“Effective Time” has the meaning given to such term in the Merger Agreement.

“Employee Benefits Agreement” has the meaning set forth in Section 2.4(a)(iii).  From and after the Business Transfer Time, the Employee Benefits Agreement will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.

“Environmental Conditions” means the presence in the environment, including the soil, groundwater, surface water or ambient air, of any Hazardous Materials at a level which exceeds any applicable standard or threshold under any Environmental Law or otherwise requires investigation or remediation (including investigation, study, health or risk assessment, monitoring, removal, treatment or transport) under any applicable Environmental Laws.

“Environmental Laws” means all Laws of any Governmental Authority that relate to the protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) including Laws or any other binding legal obligation in effect now or in the future relating to the release of Hazardous Materials, or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials, or to the exposure of any individual to a release of Hazardous Materials.

“Estimated Adjustment Payment” has the meaning set forth in Section 2.7(b).

“Estimated Closing Adjustment Statement” has the meaning set forth in Section 2.7(b).

“Excluded Assets” has the meaning set forth in Section 1.4(b).

“Excluded Environmental Liabilities” has the meaning set forth in Section 1.5(b)(ii).

“Excluded IP Assets” has the meaning set forth in Section 1.4(b)(ii).

“Excluded Liabilities” has the meaning set forth in Section 1.5(b).

“Excluded Name IP” has the meaning set forth in Section 1.4(b)(ii).

“Final Adjustment Payment” has the meaning set forth in Section 2.7(g).

“Final Closing Adjustment Statement” has the meaning set forth in Section 2.7(f).

“Final Determination” has the meaning set forth in the Tax Matters Agreement.

“Governmental Approvals” means any notices, reports or other filings to be made, or any Consents, registrations, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

“Group” means the Parent Group, the Spinco Group or the Acquirer Group, as the context requires.

“Guarantee Release” has the meaning set forth in Section 1.10(b).

“Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, hazardous substances, petroleum and petroleum products or any fraction thereof, including such substances referred to by such terms as defined in any Environmental Laws.

“Indemnifying Party” means any Party which may be obligated to provide indemnification to an Indemnitee pursuant to Article IV hereof or any other section of this Agreement or any Ancillary Agreement.

“Indemnitee” means any Person which may be entitled to indemnification from an Indemnifying Party pursuant to Article IV hereof or any other section of this Agreement or any Ancillary Agreement.

“Information” means information in written, oral, electronic or other tangible or intangible form, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.

“Insurance Proceeds” means those monies:  (i) received by an insured from an insurance carrier; or (ii) paid by an insurance carrier on behalf of the insured.

“Intellectual Property” means, in any and all jurisdictions throughout the world, all (i) inventions and discoveries (whether or not patentable or reduced to practice), patents, patent applications, invention disclosures, and statutory invention registrations, including reissues, divisionals, continuations, continuations-in-part, extensions and reexaminations thereof, (ii) trademarks, service marks, domain names, uniform resource locators, trade dress, slogans, logos, symbols, trade names, brand names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith (collectively, “Trademarks”), (iii) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, registrations, applications, renewals and extensions therefor, industrial designs, mask works, and any and all rights associated therewith, (iv) computer data, computer programs or other software, and databases, in each case whether in source code, object code or other form, and all related documentation, (v) trade secrets and all other confidential or proprietary Information (including know-how) and invention rights, and all rights to limit the use or disclosure thereof, (vi) rights of privacy and publicity, and (vii) any and all other proprietary rights, and (viii) any and all other intellectual property under the Laws of any country throughout the world.

“Intellectual Property Cross-License Agreement(s)” has the meaning set forth in Section 5.5(c).

“Intercompany Accounts” has the meaning set forth in Section 1.6(c).

“Laws” means any statute, law, ordinance, regulation, rule, code or other requirement of, or Order issued by, a Governmental Authority.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Litigation Conditions” has the meaning set forth in Section 4.5(b)(ii).

“Losses” means liabilities, damages, penalties, judgments, assessments, losses, costs and expenses in any case, whether arising under strict liability or otherwise (including reasonable attorneys’ fees); provided, however, that (i) with respect to claims made hereunder by (i) any member of the Parent Group, on the one hand, against any member of the Spinco Group, on the other hand, or (ii) by any member of the Spinco Group, on the one hand, against any member of the Parent Group, on the other hand (collectively, “Direct Claims”), “Losses” will not include attorneys’ fees or other arbitration or litigation expenses (including without limitation experts’ fees and administrative costs) incurred in connection with the prosecution of such Direct Claim under the provisions set forth in Article IV or Section 6.14 and (ii) “Losses” will not include any punitive, exemplary, special, consequential or similar damages or any diminution in value or indirect damages (including lost profits, revenues or opportunities), in each case, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

“Mead Name” has the meaning set forth in Section 5.5(b).

“Merger” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the recitals of the Agreement.

“Merger Sub” has the meaning set forth in the recitals.

“Non-Primary Trademark Registrations” has the meaning set forth in Section 1.4(a)(vi).

“Non-Spinco Business” means all businesses and operations (whether or not such businesses or operations are or have been terminated, divested or discontinued) conducted prior to the Business Transfer Time by Parent, the Parent Subsidiaries, Spinco and the Spinco Subsidiaries, in each case that are not included in the C&OP Business.

“Non-Spinco Facilities” means all facilities that are used or held for use by a member (or former member) of the Parent Group, including any formerly owned, operated or leased properties of the C&OP Business.

“Occurrence Basis Policies” has the meaning set forth in Section 5.7(a).

“Orders” means any orders, judgments, injunctions, awards, decrees, writs or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

“Parent” has the meaning set forth in the preamble.

“Parent Common Stock” means the commons stock, par value $0.01 per share, of Parent.

“Parent Group” means Parent and each of its Subsidiaries, but excluding any member of the Spinco Group.

“Parent Indemnitees” means Parent, each member of the Parent Group, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such).

“Parent Objection” has the meaning set forth in Section 2.7(d).

“Parent Transfer Documents” has the meaning set forth in Section 2.5.

“Parties” means Parent, and Spinco and, for purposes of the obligations in Section 4.2, the Spinco Group.

“Past Facilities” means any real properties owned, leased or operated prior to the Business Transfer Time by the C&OP Business, other than Spinco Facilities.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Plan of Reorganization” has the meaning set forth in Section 1.1.

“Policies” means all insurance policies, insurance contracts and claim administration contracts of any kind of Parent and its Subsidiaries (including members of the Spinco Group) and their predecessors which were or are in effect at any time at or prior to the Business Transfer Date, including but not limited to commercial general liability, automobile liability, workers’ compensation and employer’s liability, excess and umbrella liability, aircraft hull and liability, commercial crime (including ERISA bond), property and business interruption, directors’ and officers’ liability, fiduciary liability, errors and omissions, special accident, environmental, inland and marine, and captive insurance company arrangements, together with all rights, benefits and privileges thereunder.

“Private Letter Ruling” has the meaning set forth in the recitals.

“Privileged Information” has the meaning set forth in Section 5.3(a).

“Privileges” has the meaning set forth in Section 5.3(a).

“Real Property Interests” means all interests in real property of whatever nature, including easements, whether as owner or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise.

“Recapitalization” has the meaning set forth in the Recitals.

“Record Date” means the close of business on the date to be determined by Parent’s Board of Directors as the record date for determining stockholders of Parent entitled to receive shares of Spinco Common Stock in the Distribution.

“Record Holders” mean the holders of record of Parent Common Stock as of the close of business on the Record Date.

“Registrable IP” has the meaning set forth in Section 1.4(a)(vi).

“Related Letters” has the meaning set forth in the Merger Agreement.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance and other restrictions or limitations on use of real or personal property of any nature whatsoever.

“Shared Contracts” has the meaning set forth in Section 1.4(a)(iv).

“Shared Information” means (i) all Information provided by any member of the Spinco Group to a member of the Parent Group prior to the Business Transfer Time, and (ii) any Information in the possession or under the control of such respective Group that relates to the operation of the C&OP Business prior to the Business Transfer Time and that the requesting Party reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities and tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (B) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, (C) subject to the foregoing clause (B) above, to comply with its obligations under this Agreement or any Merger Agreement, or (D) to the extent such Information and cooperation is necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of Parent or Spinco, as the case may be.

“Special Dividend” has the meaning set forth in Section 2.3(a)(iii).

“Spinco” means Monaco SpinCo Inc., a Delaware corporation and currently a wholly owned Subsidiary of Parent, and, after the Effective Time, the Surviving Corporation in the Merger.

“Spinco Accounts” means the bank and brokerage account owned by Spinco or any other member of the Spinco Group.

“Spinco Assets” has the meaning set forth in Section 1.4(a).

“Spinco Benefit Plans” has the meaning set forth in the Merger Agreement.

“Spinco Books and Records” has the meaning set forth in Section 1.4(a)(vii).

“Spinco Business” means the C&OP Business and also, with respect to events that take place after the Business Transfer Time, the C&OP Business as it is operated by the Spinco Group or the Acquirer Group after the Business Transfer Time, including any new activities, expansions, or other modifications made by the Spinco Group in the types and scope of activities conducted in the C&OP Business relative to the types and scope of activities conducted at the (i) the Business Transfer Time in the Consumer & Office Products segment of Parent and (ii) the business units of Parent that are related primarily to the manufacturing and marketing of school supplies, office products, and planning and organizing tools.

“Spinco Commitment Letter” has the meaning set forth in the Merger Agreement.

“Spinco Common Stock” has the meaning set forth in the recitals.

“Spinco Contracts” has the meaning set forth in Section 1.4(a)(iv).

“Spinco Distribution Debt” has the meaning set froth in the Merger Agreement.

“Spinco Employee” has the meaning set forth in the Employee Benefits Agreement.

“Spinco Entities” has the meaning set forth in Section 1.4(a)(iii).

“Spinco Entity Interests” has the meaning set forth in Section 1.4(a)(iii).

“Spinco Facilities” has the meaning set forth in Section 1.4(a)(ii).

“Spinco Financing” has the meaning set forth in the Merger Agreement.

“Spinco Governmental Approvals” has the meaning set forth in Section 1.4(a)(v).

“Spinco Group” means Spinco and each of its Subsidiaries.  The Acquirer Group will be deemed to be members of the Spinco Group as of the Effective Time.

“Spinco Indemnitees” means Spinco, each member of the Spinco Group, and each of their respective successors and assigns, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Spinco Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.

“Spinco Information” has the meaning set forth in Section 5.3(b).

“Spinco Inventory” has the meaning set forth in Section 1.4(a)(i).

“Spinco Liabilities” has the meaning set forth in Section 1.5(a).

“Spinco Registration Statement” has the meaning set forth in Section 3.4(a).

“Spinco Reorganization” means the transfer of the Spinco Assets to Spinco and its Subsidiaries and the assumption of the Spinco Liabilities by Spinco and its Subsidiaries, and the transfer of certain Excluded Assets to Parent and its Subsidiaries and the assumption by Parent and its Subsidiaries of certain Excluded Liabilities, in exchange for stock and cash, all as more fully described in this Agreement and the other Ancillary Agreements and including the steps set forth in the Plan of Reorganization.

“Spinco Self-Insured Workers Compensation Liabilities” has the meaning set forth in Section 1.11(a).

“Spinco Stock Issuance” has the meaning set forth in Section 2.3(a)(iii).

“Spinco Transfer Documents” has the meaning set forth in Section 2.6.

“Spinco Workers’ Compensation Claims” has the meaning set forth in Section 1.5(a)(xi).

“Subsidiary” of any Person means another Person (other than a natural Person), an aggregate amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of the Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Target Working Capital Amount” has the meaning set forth in Section 2.7(a).

“Tax” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” has the meaning set forth in Section 2.4(a)(i).  From and after the Business Transfer Time, the Tax Matters Agreement will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.

“Tax Return” has the meaning set forth in the Tax Matters Agreement.

“Third-Party Claim” has the meaning set forth in Section 4.5(b)(i).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transactions” has the meaning set forth in the Tax Matters Agreement.

“Transfer Documents” has the meaning set forth in Section 2.6.

“TSA” has the meaning set forth in Section 2.4(a)(ii).  From and after the Business Transfer Time, the TSA will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.

“WC State Reporting Obligations” has the meaning set forth in Section 1.11(b).

“WC Transfer” has the meaning set forth in Section 1.11(d).

“Working Capital” is the “Net TTM Working Capital” calculated in accordance with Schedule 2.7.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Separation Agreement to be executed on its behalf by its officers hereunto duly authorized on the day and year first above written.

MEADWESTVACO CORPORATION

By:	/s/ E. Mark Rajkowski
	Name:	E. Mark Rajkowski
	Title:	Senior Vice President and Chief Financial Officer

MONACO SPINCO INC.

By:	/s/ E. Mark Rajkowski
	Name:	E. Mark Rajkowski
	Title:	President

[Signature Page to Separation Agreement]